Exhibit 2.1

STOCK PURCHASE AGREEMENT

between

INTERNATIONAL MULTIFOODS CORPORATION

(Seller)

and

WELLSPRING DISTRIBUTION CORP.

(Buyer)

Dated as of July 29, 2002

SALE OF MULTIFOODS DISTRIBUTION MANAGEMENT, INC.

TABLE OF CONTENTS

INDEX OF DEFINED TERMS

1.	Purchase and Sale of the Shares

2.	Closing; Purchase Price Adjustment

(a)	Closing

(b)	Closing Net Working Capital

(c)	Inventory Adjustment

3.	Conditions to Closing

(a)	Buyer’s Obligation

(b)	Seller’s Obligation

4.	Representations and Warranties of Seller

(a)	Organization and Authority of Seller

(b)	No Conflicts

(c)	The Shares

(d)	Organization and Standing of the Company and the Subsidiaries

(e)	Capital Stock of the Company and the Subsidiaries

(f)	Equity Interests

(g)	Financial Statements

(h)	Taxes

(i)	Title to Tangible Personal Property

(j)	Title to Real Property

(k)	Condition of Assets; Affiliate Transactions.

(l)	Intellectual Property

(m)	Contracts

(n)	Litigation; Decrees

(o)	Insurance

(p)	Employee Benefits

(q)	Absence of Changes or Events

(r)	Compliance with Laws

(s)	Environmental Matters

(t)	Employee and Labor Relations

i

(u)	Accounts

(v)	No Undisclosed Liabilities

(w)	Inventory

(x)	Brokers.

(y)	Accounts Receivable

(z)	Territorial Restrictions

(aa)	Disclosure.

5.	Covenants of Seller

(a)	Access

(b)	Ordinary Conduct

(c)	Confidentiality

(d)	Insurance

(e)	Resignations

(f)	Covenant Not to Compete

(g)	Delivery of Records

(h)	Financial Statements

(i)	No Solicitation

(j)	Environmental Transfer Laws.

6.	Representations and Warranties of Buyer

(a)	Organization and Authority of Buyer

(b)	No Conflicts

(c)	Securities Act of 1933

(d)	Litigation; Decrees

(e)	Availability of Funds

(f)	Brokers

7.	Covenants of Buyer

(a)	Confidentiality

(b)	No Representations or Warranties

(c)	Retention of Records

(d)	Debt Guarantees

(e)	Indemnification of Directors and Officers.

8.	Mutual Covenants

(a)	Consents

(b)	Cooperation

(c)	Corporate Names and Trademarks

(d)	Publicity

(e)	Closing Conditions

(f)	Antitrust Notification

(g)	Intercompany Accounts

(h)	Insurance

(i)	Disclosure Supplements

(j)	Division of Certain Shared Contracts

9.	Employees and Employee Benefits

(a)	Provision of Buyer’s Plans

(b)	Discontinuation in Seller’s Plans.

(c)	Medical Claims.

(d)	COBRA.

(e)	Union Negotiations.

(f)	Incentive Payments.

(g)	401(k) Transfer

(h)	Retention/Severance Agreements.

(i)	No Employee Rights; Right to Terminate or Modify Plans.

(j)	Employee Termination.

10.	Further Assurances

11.	Indemnification

(a)	Income Tax Indemnification

(b)	Other Indemnification by Seller

(c)	Other Indemnification by Buyer

(d)	Adjustments; Remedial Actions

(e)	Termination of Indemnification

(f)	Procedures Relating to Indemnification of Third Party Claims

(g)	Procedures Relating to Indemnification of Tax Claims

(h)	Procedure for Indemnification—Other Claims.

(i)	Form of Indemnification Payments

12.	Tax Matters

13.	Assignment

14.	No Third–Party Beneficiaries

15.	Termination

16.	Survival of Representations and Covenants

17.	Expenses

18.	Amendments and Waiver

19.	Notices

20.	Interpretation

21.	Counterparts

22.	Entire Agreement

23.	Fairness Opinion.

24.	Severability

25.	Governing Law

26.	Equitable Remedies

27.	Disclosure Schedule

EXHIBITS

Exhibit A	Title Commitments
Exhibit B	Form of Opinion of Seller’s General Counsel
Exhibit C	Form of Opinion of Seller’s Outside Counsel
Exhibit D	Form of Transition Services Agreement

INDEX OF DEFINED TERMS

(Not Part of the Agreement)

Term	Section
Acquired Business	5(f)(ii)(A)
Acquisition Proposal	5(i)
Adjusted Purchase Price	2(a)
Adjustment Payment	2(c)(vi)
Affiliate	20(c)
Agreement	Introduction
Allocation	12(g)
Alternative Transaction	15(d)
Arbitrator	2(b)(ii)
Business Day	20(d)
Buyer	Introduction
Buyer’s 401(k) Plan	9(g)
Buyer’s Inventory Objection	2(c)(iii)
Buyer’s Plans	9(a)
Buyer Tax Act	11(a)
Closing	2(a)
Closing Date	2(a)
Closing Net Working Capital	2(b)(i)
Closing Statement	2(b)(i)
COBRA	9(d)
Code	4(h)(i)(c)
Company	Recitals
Company Plans	4(p)(i)
Company Property	4(j)
Completion Date	2(c)(ii)
Confidentiality Agreement	7(a)
Contracts	4(m)
Disclosure Schedule	4
DOJ	8(f)
Domestic	20(i)
Employees	9(a)
Environmental Laws	4(s)
Environmental Transfer Laws	5(j)
ERISA	4(p)(i)
Final Physical Inventory Statement	2(c)(v)
Financial Statements	4(g)
Federal	20(i)
Foreign	20(i)
FTC	8(f)
GAAP	4(g)

v

Hazardous Substance	4(s)
HSR Act	3(a)(iii)
Including	20(b)
Income Tax	4(h)(i)(E)
Inventory Standards	2(c)(ii)
Knowledge	20(h)
Leased Property	4(j)
Licensed Marks	8(c)(ii)
Licenses	4(r)
Liens	4(i)
Material Adverse Effect	4
Net Working Capital	2(b)(iv)
Non-Competition Area	5(f)(i)
Non-Use Properties	8(c)(i)
Owned Property	4(j)
Permitted Investment	5(f)(ii)
Permitted Liens	4(i)
Perpetual Inventory Statement	2(c)(i)
Person	20(e)
Physical Inventory Statement	2(c)(ii)
Pre-Closing Tax Period	4(h)(i)(B)
Projected Incentive Payment	9(f)
Purchase Price	1
Real Estate Leases	4(j)
Reference Inventory Statement	2(c)(ii)
Release	4(s)
Relevant Group	4(h)(ii)
Restricted Business	5(f)(i)
Sample Inventory	2(c)(ii)
Section 338(h)(10) Election	12(g)
Seller	Introduction
Seller Board	5(i)
Seller’s 401(k) Plan	9(g)
Seller’s Banker	4(x)
Seller’s Plans	4(p)(i)
Shares	Recitals
Straddle Period	4(h)(i)(B)
Subsequent Monthly Financial Statements	5(h)
Subsidiaries	3(a)(vi)(B)
Superior Proposal	5(i)(iii)
Tax and Taxes	4(h)(i)(A)
Tax Claim	11(g)
Tax Notice	11(g)
Tax Return and Tax Returns	4(h)(i)(D)
Termination Fee	15(e)
Third Party	5(i)

Third Party Claim	11(f)
Transition Period	9(c)
Transition Services Agreement	3(a)(vii)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 29, 2002, between International Multifoods Corporation, a Delaware corporation (“Seller”), and Wellspring Distribution Corp., a Delaware corporation (“Buyer”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the issued and outstanding shares of Common Stock, par value $1.00 per share (the “Shares”), of Multifoods Distribution Management, Inc., a Delaware corporation and wholly owned subsidiary of Seller (the “Company”).

NOW, THEREFORE, the parties agree as follows:

1.             Purchase and Sale of the Shares.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2(a)) Seller shall sell to Buyer, and Buyer shall purchase from Seller, all right, title and interest in and to the Shares for an aggregate purchase price equal to $180,000,000 (the “Purchase Price”), payable as set forth in Section 2(a), subject to adjustment as provided in Sections 2(b) and 2(c).

2.             Closing; Purchase Price Adjustment.

(a)           Closing.  The closing (the “Closing”) of the purchase and sale of the Shares shall be held at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 9:00 a.m. New York City time on August 26, 2002, or, if later, on the first Monday, or if such Monday is not a business day on the first business day of the week, after all of the conditions to Closing set forth in Sections 3(a) and (b) have been satisfied or waived, or on such other date or at such other place or time as the parties may mutually agree.  The date on which the Closing occurs is called the “Closing Date” and the transfer shall be deemed to have become effective at 12:01 a.m., Minneapolis time, on the Closing Date.  At the Closing, (i) Buyer shall pay to Seller in cash (by wire transfer to an account designated in writing by Seller at least two business days before the Closing Date) immediately available funds in an aggregate amount (the “Adjusted Purchase Price”, as such amount may be further adjusted after Closing pursuant to Section 2(c)) equal to (A) the Purchase Price, plus or minus (B) the amount, if any, by which Closing Net Working Capital (determined in the manner set forth in Section 2(b) hereof), exceeds or is less than $135,000,000; (ii) Seller shall deliver to Buyer the certificates representing the Shares, duly endorsed by Seller for transfer to Buyer or accompanied by stock powers duly executed by Seller in proper form for transfer to Buyer and, subject to Section 12(e) hereof, any required stock transfer tax stamps; and (iii) Buyer and Seller shall deliver the items required to be delivered under Section 3 and each other item required by this Agreement to be delivered by such person at Closing.

(b)           Closing Net Working Capital.

(i)            Before the Closing, Seller, in consultation with Buyer, shall prepare a statement (the “Closing Statement”) setting forth Net Working Capital (as defined in clause (iv) below) as of the close of business on the day immediately preceding the Closing Date (“Closing Net Working Capital”); provided, that the value of inventory to be reflected on the Closing Statement and included in the determination of Closing Net

Working Capital shall be equal to the value of inventory reflected on the Perpetual Inventory Statement (as defined in Section 2(c)(i)) and such value shall be final and binding for purposes of this Section 2(b), but shall be subject to adjustment after Closing pursuant to Section 2(c) hereof.  If there is a dispute between Seller and Buyer with respect to any matters regarding Closing Net Working Capital not made final and binding pursuant to the immediately preceding sentence, Seller and Buyer shall use all reasonable efforts to resolve the dispute before the scheduled Closing, which resolution shall be reflected in the determination of Closing Net Working Capital and shall be final and binding and not subject to any post–Closing adjustment, except as may be necessary to correct computational errors and for any adjustments required pursuant to Section 2(c) hereof.

(ii)           If there is a dispute between Seller and Buyer with respect to matters regarding Closing Net Working Capital not made final and binding under Section 2(b)(i), which Seller and Buyer mutually conclude they will be unable to resolve before the scheduled Closing, then promptly after reaching that conclusion each party, acting in good faith and exercising reasonable business judgment, shall prepare a written statement setting forth in reasonable detail the matters that remain in dispute and the Closing Net Working Capital determined by that party, and shall submit copies of those documents to the other party.  If the Closing Net Working Capital set forth in Seller’s written statement exceeds the Closing Net Working Capital set forth in Buyer’s written statement by $500,000 or less, then the scheduled Closing shall proceed based on Closing Net Working Capital equal to one-half of the sum of (x) the Closing Net Working Capital set forth in Seller’s written statement, plus (y) the Closing Net Working Capital set forth in Buyer’s written statement, which shall be final and binding and not subject to any post–Closing adjustment, except as may be necessary to correct computational errors and for any adjustments required pursuant to Section 2(c) hereof.  If the Closing Net Working Capital set forth in Seller’s written statement exceeds the Closing Net Working Capital set forth in Buyer’s written statement by more than $500,000, then Seller and Buyer shall immediately submit copies of their written statements to Deloitte & Touche LLP, unless Deloitte & Touche LLP does not agree to resolve such dispute over the amount of the Closing Net Working Capital because of a conflict of interest or otherwise, in which case Seller and Buyer shall promptly submit copies of their written statements to such nationally recognized independent public accounting firm as may be agreed upon by Seller and Buyer (Deloitte & Touche LLP or such other agreed upon firm being hereinafter referred to as the “Arbitrator”).  The Arbitrator shall review all matters that remain in dispute and endeavor to render written decisions resolving such matters at or before the scheduled Closing, which decisions shall be reflected in the determination of Closing Net Working Capital (provided that the Closing Net Working Capital so determined may not be less than that set forth in Buyer’s written statement nor more than that set forth in Seller’s written statement) and shall be final and binding and not subject to any post–Closing adjustment, except as may be necessary to correct computational errors and for any adjustments required pursuant to Section 2(c) hereof.  If the Arbitrator informs Seller and Buyer that it is unable before the scheduled Closing to render decisions resolving all matters that remain in dispute, then the Closing shall be delayed until the first business day after the date on which all remaining disputes have been resolved.

(iii)          The procedures for arbitration under this Section 2(b) shall be determined by the Arbitrator, provided that all disputed matters shall be resolved by the Arbitrator in accordance with the principles and methodology set forth in this Section 2(b) and in the Financial Statements (as defined in Section 4(g)).  The fees and disbursements of the Arbitrator shall be borne equally by the parties.

(iv)          As used in this Section 2(b), “Net Working Capital” means the current assets (net of appropriate reserves and excluding cash and cash equivalents), less the current liabilities, of the Company on a consolidated basis as determined on a basis consistent with the Statements of Net Assets of the Company and the Subsidiaries Expected to be Sold referred to in Section 4(g).

(c)           Inventory Adjustment.

(i)            Before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Perpetual Inventory Statement”) setting forth the type, value (net of a reserve of $850,000, which reserve shall be reflected thereon) and location, as of the close of business on the day immediately preceding the Closing Date, of the inventory of the Company and the Subsidiaries, which statement shall be derived from the perpetual inventory records maintained by the Company and the Subsidiaries in the ordinary course of business consistent with past practices.  The value of the inventory on the Perpetual Inventory Statement shall be determined in accordance with GAAP (as defined herein) on a basis consistent with the audited Statement of Net Assets of the Company and the Subsidiaries Expected to be Sold as of March 2, 2002, including the notes thereto.  Seller shall also prepare and deliver to Buyer a reconciliation between the perpetual inventory records maintained by the Company and the general ledger as of the date of the Perpetual Inventory Statement.

(ii)           Seller shall take, and Buyer shall have the right to observe, a physical count of the inventory of the Company and the Subsidiaries at each of 10 warehouses of the Company and the Subsidiaries selected by Buyer (the foregoing inventory being referred to as the “Sample Inventory”), which physical counts of the Sample Inventory shall be completed during the weekend preceding the Closing Date, if and to the extent practicable or, to the extent not completed during such weekend, during the first weekend immediately following the Closing Date (the date on which the last such physical count shall have been completed being referred to as the “Completion Date”).  Such physical counts shall consist solely of a count by type of the inventory at each such warehouse, without regard to the quality, age, condition or any other criterion with respect to such inventory.  Buyer shall select the warehouses referred to above by written notice to Seller no less than 10 business days prior to the date of each applicable physical count.  On the date of each physical count with respect to each location referred to above, Seller (if such physical count occurs prior to Closing) or Buyer (if such physical count occurs after Closing), as applicable, shall prepare and deliver to the other party a statement (each, a “Reference Inventory Statement”) setting forth the type, count and value (determined in accordance with Section 2(c)(i)) of the applicable Sample Inventory at such location as of such date, which statement shall be based solely on the perpetual inventory records maintained by the Company and the Subsidiaries in the ordinary course of business consistent with past practices and shall not be adjusted to reflect the results of the physical inventories.  From and after the Closing Date through the date on which the Physical Inventory Statement (as defined below) becomes final and binding pursuant to Section 2(c)(v) hereof, Buyer shall cause the Company and the Subsidiaries to maintain their perpetual inventory records in a manner consistent with their past practices in the ordinary course of business.  Within seven days following the Completion Date, Seller shall prepare a statement (the “Physical Inventory Statement”) setting forth the type, count, value (determined in accordance with Section 2(c)(i)) and location of the Sample Inventory as of the dates of the physical counts thereof, which statement shall be derived from such physical counts and shall value the Sample Inventory at the same rates applied in the corresponding Reference Inventory Statements.  Buyer shall provide Seller and its accountants, upon reasonable notice, such access to the books and records, to any other information, including working papers of Buyer’s accountants, and to any employees of Buyer and its affiliates, in each case as may be reasonably necessary for Seller to take such physical counts, prepare the Physical Inventory Statement, respond to the Buyer’s Inventory Objection (as defined in Section 2(c)(iii)) and prepare materials for presentation to the Arbitrator in connection with the matters contemplated by Section 2(c)(iv).  Buyer shall also provide or cause to be provided to Seller and its designees such access as such persons may reasonably request to all facilities at which inventory of the Company and the Subsidiaries is located in order to conduct such physical counts.

(iii)          Buyer shall, within 10 days after the delivery by Seller of the Physical Inventory Statement, complete its review thereof.  After delivery of the Physical Inventory Statement, Seller shall provide Buyer and its accountants, upon reasonable notice, such access to the books and records, to any other information, including working papers of Seller’s accountants, and to any employees of Seller and its affiliates, in each case used in the preparation of the Physical Inventory Statement or as may otherwise be reasonably necessary for Buyer to prepare the Buyer’s Inventory Objection and to prepare materials for presentation to the Arbitrator in connection with the matters contemplated by Section 2(c)(iv).  The Physical Inventory Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing within 10 days after delivery to Buyer of the Physical Inventory Statement of any objection thereto (the “Buyer’s Inventory Objection”).  The Buyer’s Inventory Objection shall set forth a description of the basis of the Buyer’s Inventory Objection and the adjustments to the count of Sample Inventory reflected on the Physical Inventory Statement that Buyer believes should be made; provided, that the only permissible bases for a Buyer’s Inventory Objection shall be that the count reflected in the Physical Inventory Statement is inaccurate or that the Sample Inventory has not been valued at last cost in accordance with prior practices and GAAP.  Any items not disputed during the foregoing 10-day period shall be deemed to have been accepted by Buyer.

(iv)          If Seller and Buyer are unable to resolve all of their disputes with respect to the Physical Inventory Statement within 30 days following Seller’s receipt of the Buyer’s Inventory Objection, they shall refer their remaining differences to the Arbitrator for decision, which decision shall be made consistent with the principles set forth in this Section 2(c) within 30 days and shall be final and binding on the parties, provided that the Arbitrator’s determination as to any item set forth in the Buyer’s Inventory Objection shall not be more beneficial to Seller than the determination of that item by Seller in the Physical Inventory Statement or more beneficial to Buyer than the determination of that item in the Buyer’s Inventory Objection.  Any expenses relating to the engagement of the Arbitrator shall be shared equally by Seller and Buyer.

(v)           The Physical Inventory Statement shall become final and binding on the parties upon the earliest of (i) if no Buyer’s Inventory Objection has been given, the expiration of the period within which Buyer must make its objection pursuant to Section 2(c)(iii) hereof, (ii) agreement in writing by Seller and Buyer that the Physical Inventory Statement, together with any modifications thereto agreed to by Seller and Buyer, shall be final and binding and (iii) the date on which the Arbitrator shall issue its written determination with respect to any dispute relating to such Physical Inventory Statement.  The Physical Inventory Statement, as submitted by Seller if no timely Buyer’s Inventory Objection has been given or as adjusted pursuant to any agreement between the parties or as determined pursuant to the decision of the Arbitrator, in each case pursuant to this Section 2(c), is herein referred to as the “Final Physical Inventory Statement.”

(vi)          Within five business days following issuance of the Final Physical Inventory Statement, Seller or Buyer, as applicable, shall pay the net adjustment payment payable pursuant to this Section 2(c)(vi) (the “Adjustment Payment”) (if any) and interest thereon by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller or Buyer, as applicable.  If the aggregate value of Sample Inventory reflected on the Final Physical Inventory Statement exceeds the aggregate value of Sample Inventory reflected on the Reference Inventory Statements, the Adjustment Payment shall be made by Buyer and shall equal the amount of such excess.  If the aggregate value of Sample Inventory reflected on the Reference Inventory Statements exceeds the aggregate value of Sample Inventory reflected on the Final Physical Inventory Statement, the Adjustment Payment shall be made by Seller and shall equal the amount of such excess.  The Adjustment Payment (if any) shall bear interest from the Closing Date to the date of payment at the prime commercial lending rate quoted as of the Closing Date by Morgan Guaranty Trust Company of New York, which interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed and such interest shall be paid on the same date and in the same manner as such Adjustment Payment.

3.             Conditions to Closing.

(a)           Buyer’s Obligation.  The obligation of Buyer to consummate the transactions contemplated by this Agreement, including the payment of the Adjusted Purchase Price, is subject to the satisfaction (or waiver by Buyer) of each of the following conditions:

(i)            Each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof and (except as they may be affected by transactions contemplated hereby) immediately before the Closing, as though made immediately before the Closing (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case as of such earlier date), except where the failure to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as defined in Section 4); Seller and its affiliates shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller and its affiliates by the Closing; and Seller shall have delivered to Buyer a certificate executed by an authorized officer of Seller dated the Closing Date confirming the foregoing.

(ii)           No action, lawsuit, proceeding, or investigation brought by any government body shall be pending or threatened in writing wherein a judgment or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby, cause such transactions to be declared unlawful or result in a Material Adverse Effect and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the consummation of the transactions contemplated hereby.

(iii)          All filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

(iv)          Since March 2, 2002, no incident, occurrence, development or event (other than those expressly contemplated by this Agreement, including Section 8) shall have occurred that, individually or in the aggregate, has resulted in, or would reasonably be expected to constitute or result in, a Material Adverse Effect.  With respect to title to the Owned Properties (as defined herein), no defects in such title or encumbrances on such Owned Properties (other than Permitted Liens (as defined herein) and title matters disclosed in Sections 4(j) and 4(m)(x) of the Disclosure Schedule or specific recorded or unrecorded defects or encumbrances (which, for the avoidance of doubt, shall not include standard title commitment exceptions) noted as exceptions in the title commitments provided by Chicago Title to Buyer and listed on Exhibit A hereto), in each case which existed prior to the acquisition by the Company or a Subsidiary (as applicable) of such Owned Properties, shall have been discovered which, individually or in the aggregate, has resulted in, or would reasonably be expected to constitute or result in, a Material Adverse Effect.

(v)           The consent of Seller’s secured lenders to the transactions contemplated by this Agreement shall have been obtained and the Liens (as defined herein) in favor of such secured lenders on the assets of the Company and the Subsidiaries (as defined herein), the Shares and the capital stock of the Subsidiaries pursuant to Seller’s secured credit facility shall have been released.

(vi)          On the Closing Date, Seller shall have delivered to Buyer the following:

(A)          certified copies of resolutions duly adopted by Seller’s Board of Directors approving the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(B)           copies of the certificate of incorporation of each of the Company, Better Brands, Inc., a Delaware corporation (“BBI”), and Multifoods Merchandising, Inc., a Delaware corporation (“MMI”), certified by the Delaware Secretary of State as of a recent date and copies of the articles of incorporation of Multifoods Distribution Group, Inc., a Colorado corporation (“MDG” and together with BBI and MMI, the “Subsidiaries”), certified by the Colorado Secretary of State as of a recent date;

(C)           copies of the bylaws of each of the Company and the Subsidiaries, certified by the Secretary of each such person, as applicable;

(D)          good standing certificates, as of a recent date, for the Company, BBI and MMI from the Delaware Secretary of State and for MDG from the Colorado Secretary of State;

(E)           an assignment separate from certificate, in form and substance reasonably satisfactory to counsel for Buyer, sufficient to transfer to Buyer Seller’s right, title, and interest in the Shares;

(F)           a certificate, in form and substance reasonably satisfactory to counsel for Buyer, duly executed by Seller and certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investors Real Property Tax Act, as amended;

(G)           an opinion of Seller’s general counsel, addressed to Buyer and dated the Closing Date, in substantially the form of Exhibit B hereto; and

(H)          an opinion of Faegre & Benson LLP, Seller’s outside counsel, addressed to Buyer and dated the Closing Date, in substantially the form of Exhibit C hereto.

(vii)         Seller shall have delivered to Buyer, at least 10 business days prior to the Closing Date, audited Statements of Direct Revenue and Direct Expense of the Company and the Subsidiaries on a Consolidated Basis for the 52–week period ended March 2, 2002 and audited Statements of Net Assets of the Company and the Subsidiaries Expected to be Sold as of March 2, 2002, including the notes thereto and together with an unqualified report thereon by Seller’s independent public accountants, and such audited financial statements shall not reflect any Material Adverse Effect as compared to the unaudited versions of such financial statements referred to in Section 4(g) hereof.

(viii)        Seller shall have entered into a transition services agreement (the “Transition Services Agreement”), in substantially the form attached hereto as Exhibit D, pursuant to which Seller will provide, or cause to be provided, to Buyer the services referred to therein on the terms and subject to the conditions set forth therein.

(ix)           All proceedings to be taken by Seller in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by Seller in connection with the transactions contemplated hereby, including the transfer of Seller’s right, title, and interest in the Shares to Buyer, will be reasonably satisfactory to Buyer.

(b)           Seller’s Obligation.  The obligation of Seller to consummate the transactions contemplated by this Agreement, including the transfer of Seller’s right, title, and interest in the Shares to Buyer, is subject to the satisfaction (or waiver by Seller) of each of the following conditions:

(i)            Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date hereof and immediately before the Closing, as though made immediately before the Closing (unless and to the extent any such representation or warranty speaks specifically as of an earlier date, in which case as of such earlier date); Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Buyer by the Closing; and Buyer shall have delivered to Seller a certificate executed by an authorized officer of Buyer dated the Closing Date confirming the foregoing.

(ii)           No action, lawsuit, proceeding, or investigation brought by any government body shall be pending wherein a judgment or order is reasonably likely to be issued that would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing that restrains or prohibits the consummation of the transactions contemplated hereby.

(iii)          All filings required under the HSR Act shall have been made, and any approvals required thereunder shall have been obtained, or the waiting period required thereby shall have expired or terminated.

(iv)          On the Closing Date, Buyer shall have delivered to Seller the following:

(A)          certified copies of resolutions adopted by Buyer’s Board of Directors authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby;

(B)           copies of the certificate of incorporation of Buyer certified by the Delaware Secretary of State as of a recent date;

(C)           copies of the bylaws of the Buyer, certified by the Secretary of Buyer; and

(D)          a good standing certificate, as of a recent date, for Buyer from the Delaware Secretary of State.

(v)           The consent of Seller’s secured lenders to the transactions contemplated hereby shall have been obtained and the Company and, concurrent with or prior to the Closing, the Subsidiaries shall have been released from all obligations under the secured credit facility to which Seller and certain of its affiliates are parties and from all agreements and instruments relating thereto.

(vi)          Seller and each of its affiliates other than the Company and the Subsidiaries shall have been released from their guaranties of obligations of the Company and the Subsidiaries under the vehicle lease agreements with Penske Truck Leasing Co.

(vii)         All proceedings to be taken by Buyer in connection with the consummation of the Closing and the other transactions contemplated hereby and all documents required to be delivered by Buyer in connection with the transactions contemplated hereby will be reasonably satisfactory to Seller, and Buyer shall simultaneously pay to Seller the Adjusted Purchase Price in the manner provided in Section 2(a).

4.             Representations and Warranties of Seller.  “Material Adverse Effect” means any change or effect (other than those set forth in the Disclosure Schedule, as defined below) that, individually or when taken together with all such changes or effects, has a material adverse effect on the business, operations, results of operations, properties or financial condition of the Company and the Subsidiaries taken as a whole (other than, in and of themselves, changes in general economic conditions or changes or effects related to acts of terrorism or war (whether or not declared)) or materially impairs the ability of Seller to consummate the transactions contemplated by this Agreement.  Except as otherwise set forth in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Disclosure Schedule”), Seller represents and warrants to Buyer, as follows:

(a)           Organization and Authority of Seller.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and proceedings required to be taken to authorize the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution, and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)           No Conflicts.  The execution, delivery, and performance by Seller of this Agreement do not, and the consummation by Seller of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the charter or bylaws of any of Seller, the Company or the Subsidiaries, or (ii) conflict with, result in any violation of, or constitute a default under, or give to any person any rights of termination, amendment, acceleration or cancellation of, or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or result in the creation of any Lien (as defined herein) on any shares of capital stock or ownership interest in the Company or the Subsidiaries or any of their assets pursuant to, any instrument, contract, note, bond, mortgage, license, permit, commitment, agreement, or arrangement to which any of Seller, the Company or the Subsidiaries is a party or by which any of them or their properties or assets is bound, or any judgment, order, writ, injunction, or decree to which any of Seller, the Company or the Subsidiaries has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to any of them or their properties or assets (except where such conflict, violation, default or other matter referred to in this clause (ii) has no Material Adverse Effect).  No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by any of Seller, the Company or the Subsidiaries in connection with the execution, delivery, and performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby other than compliance with the HSR Act; provided, however, that no representation is made as to whether any new governmental licenses, permits, authorizations or approvals will be required as a result of a change in control of the Company occurring at the Closing in order for the Company and the Subsidiaries to continue to conduct their businesses following the Closing in the manner in which they were conducted prior to the Closing.

(c)           The Shares.  Seller is the owner of the Shares, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties, and restrictions, except for restrictions upon transfer of the Shares other than in compliance with federal and state securities laws.  The Shares are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, or understanding, other than this Agreement.  Seller has the sole right to vote or direct the voting of the Shares, at its discretion, on any matter submitted to a vote of the Company’s shareholders.

(d)           Organization and Standing of the Company and the Subsidiaries.  Each of the Company, BBI and MMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  MDG is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.  Each of the Company and the Subsidiaries has all requisite corporate power and authority to enable it to own, lease, or otherwise hold its properties and assets and to carry on its business as presently conducted.  Each of the Company and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased, or operated by it or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing has no Material Adverse Effect.  Seller has delivered to Buyer true and complete copies of the charter, as amended to date, and the by-laws, as in effect on the date hereof, of each of the Company and the Subsidiaries.  The Disclosure Schedule lists the officers and directors of each of the Company and the Subsidiaries.  The minutes of the meetings of the shareholders and directors of each of the Company and the Subsidiaries have been made available to Buyer and are true, complete and correct in all material respects.

(e)           Capital Stock of the Company and the Subsidiaries.  The authorized capital stock of the Company consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.  The authorized capital stock of BBI consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 260 shares are issued and outstanding.  The authorized capital stock of MMI consists of 1,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding.  The authorized capital stock of MDG consists of 200,000 shares of Common Stock, no par value, of which 67,112 shares are issued and outstanding.  All of the Shares and all of the outstanding shares of capital stock of the Subsidiaries were duly authorized and validly issued and are fully paid and nonassessable.  Except as set forth above, there are no shares of capital stock of any of the Company or the Subsidiaries outstanding.  Neither the Shares nor any shares of capital stock of the Subsidiaries have been issued in violation of any preemptive or similar rights.  There are no outstanding subscriptions, calls, warrants, options, agreements, convertible or exchangeable securities, or other commitments under which any of Seller, the Company or the Subsidiaries is obligated to issue, sell, transfer, or otherwise dispose of, or purchase, return, redeem, or otherwise acquire, any of the Shares or any other shares of capital stock of the Company or the Subsidiaries, other than this Agreement.  The Company owns, directly or indirectly, all of the outstanding shares of capital stock of the Subsidiaries, free and clear of all claims, pledges, liens, encumbrances, security interests, options, charges, rights of third parties, and restrictions, except for restrictions upon transfer other than in compliance with federal and state securities laws.  The Company or a Subsidiary has the sole right to vote or direct the voting of all of the outstanding shares of the capital stock of each of the Subsidiaries, at its discretion, on any matter submitted to a vote of each such Subsidiary’s shareholders.

(f)            Equity Interests.  Except for the Subsidiaries, the Company does not directly or indirectly own any capital stock of, or other equity interests in, any corporation or other entity.

(g)           Financial Statements.  Seller has provided to Buyer the unaudited Statements of Direct Revenue and Direct Expense of the Company and the Subsidiaries on a Consolidated Basis for the 52-week period ended February 29, 2000, the 53-week period ended March 3, 2001 and the 52-week period ended March 2, 2002 and the unaudited Statements of Net Assets of the Company and the Subsidiaries Expected to be Sold as of March 3, 2001 and March 2, 2002 (collectively the “Financial Statements”).  Except as expressly disclosed therein and for exclusions of the nature described therein, the Financial Statements (i) fairly present, in all material respects, the consolidated assets and liabilities of the Company and the Subsidiaries at their respective dates and the consolidated results of operations of the Company and the Subsidiaries for the respective periods covered thereby and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied for the respective periods covered, except for the format of the Financial Statements and the absence of the notes thereto required by GAAP.  Except as expressly provided in this Section 4(g), no representation is made by Seller as to any financial statements of the Company and the Subsidiaries provided to Buyer, including any financial statements set forth in the Confidential Memorandum provided to Buyer by Seller’s Banker (as defined herein).  Without limiting the generality of the foregoing, no representation is made as to the accuracy, fairness or reasonableness of any projections provided to Buyer or the assumptions used in preparing the same, or as to the likelihood that such projections will be achieved.

(h)           Taxes.

(i)            For purposes of this Agreement, (A) “Tax” or “Taxes” means all federal, state, local, and foreign income, sales, use, ad valorem, value added, franchise, withholding, employment, transfer, excise, property, stamp or other taxes and assessments, including all interest, penalties, and additions imposed with respect to such amounts; (B) “Pre–Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion ending before the Closing Date of any taxable period (a “Straddle Period”) that includes (but does not begin or end on) the Closing Date and includes the final taxable year of the Company and the Subsidiaries as members of Seller’s affiliated group for income tax purposes; (C) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder; (D) “Tax Return” or “Tax Returns” means returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, or collection of any Tax; and (E) “Income Tax” means all Taxes that are (1) income, franchise, gains or similar Taxes imposed on, or measured by, income, profits, gains or similar items and (2) all other Taxes reported on a Tax Return that includes Taxes referred to in clause (1).

(ii)           Each of the Company and the Subsidiaries, and any affiliated group (within the meaning of Section 1504 of the Code) of which any of the Company or the Subsidiaries is or has been a member (a “Relevant Group”), has filed or caused to be filed in a timely manner in order not to be delinquent (within any applicable extension periods) all material Tax Returns required to be filed with respect to the Pre-Closing Tax Period excluding the Closing Date, except where the failure to file such Tax Returns has no Material Adverse Effect and such Tax Returns are correct in all material respects.  All Taxes required to be shown on such Tax Returns have been paid in full, will be paid in full before the close of business on the last day immediately preceding the Closing Date, or, in the case of a Tax that is not an Income Tax, will be included in the final determination of Closing Net Working Capital and taken into account in the calculation of the Adjusted Purchase Price.  The Company and each of the Subsidiaries has withheld and paid all Taxes required to have been withheld and paid before the Closing Date in connection with amounts paid or owing to any employee, former employee, creditor or shareholder.  There are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Taxes not yet due and payable.

(iii)          No Tax Returns filed by the Company or any of the Subsidiaries are the subject of current, pending or, to Seller’s knowledge, threatened audits as of the date of this Agreement.  Neither the Company nor any of the Subsidiaries has received, prior to the date of this Agreement, a notice of deficiency or assessment of additional Taxes, which notice or assessment remains unresolved.  All U.S. federal Income Tax Returns filed with respect to taxable years of the Company and the Subsidiaries through the taxable year ended February 28, 1998, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  The Disclosure Schedule lists all Income Tax Returns filed with respect to the Company or any Subsidiary for taxable periods ended on or after February 28, 1999.  Neither the Company nor any of the Subsidiaries is a party or subject to any agreement extending the time within which to file any Tax Return due on or before the Closing Date that has not been filed.  No power of attorney has been executed or filed, with respect to the Company or any of the Subsidiaries, with any taxing authority.  Neither the Company nor any of the Subsidiaries has either requested or received any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes.  Neither the Company nor any of the Subsidiaries has waived or extended the period for assessment or payment of any Tax, which has not since expired.

(iv)          Neither the Company nor any of the Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(v)           Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(vi)          The provisions for Taxes (other than Income Taxes) due by the Company and the Subsidiaries in the Financial Statements were, as of the closing date of the applicable Financial Statement, sufficient for all unpaid Taxes (other than Income Taxes), being current Taxes (other than Income Taxes) not yet due and payable, of the Company and the Subsidiaries. As of the day immediately preceding the Closing Date, such provisions, as adjusted for the passage of time through the day immediately preceding the Closing Date and, as reflected in the Closing Statement, will be sufficient for the then–unpaid Taxes (other than Income Taxes), being current Taxes (other than Income Taxes) not yet due and payable, of the Company and the Subsidiaries.

(vii)         The Disclosure Schedule contains a list of states, territories and jurisdictions (foreign or domestic) to which any Tax (other than Income Taxes) has been paid by the Company or any of the Subsidiaries since March 1, 1999.  No material claim has been made since March 1, 1999 by any governmental authority in a jurisdiction in which the Company or any Subsidiary does not or did not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(viii)        Neither the Company nor any Subsidiary (A) has entered into any agreement or arrangement that could reasonably be expected to result separately or in the aggregate in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, (B) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal Income Tax purposes, (C) has, since March 1, 1999, been a member of any affiliated, consolidated, combined, unitary or similar group for any Tax purpose (other than a Relevant Group consisting solely of the Company and the Subsidiaries or of which Seller is the parent) or (D) has any assets that constitute Tax–exempt bond financed property or Tax–exempt use property, within the meaning of Section 168 of the Code.

(ix)           Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement or arrangement (other than an agreement or arrangement to be terminated pursuant to this Agreement) with anyone other than the Company or a Subsidiary or is under any contractual obligation to indemnify any other person with respect to Taxes or to provide for any payments with respect to taxable income or Tax assets.  Other than the several liability of the Company and the Subsidiaries for U.S. federal or state Income Taxes of the Relevant Group of which Seller is the parent, neither the Company nor any Subsidiary has liability for Taxes of any person other than the Company or such Subsidiary as a transferee or successor, by Contract or otherwise.

(x)            The Company is a member of a consolidated group having Seller as its parent for U.S. federal Income Tax purposes.  Seller is eligible to join with Buyer in making an election under 338(h)(10) of the Code with respect to the acquisition of the Company.

(i)            Title to Tangible Personal Property.  Each of the Company and the Subsidiaries has good and valid title to all tangible personal property that it purports to own, free and clear of all liens, security interests, and other encumbrances (“Liens”), except (i) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s, or other similar Liens securing obligations that are not delinquent; (ii) Liens for Taxes and other governmental charges that are not due and payable or that may be paid without interest or penalty; (iii) Liens evidenced by any mortgage, deed of trust, security agreement, financing statement, purchase money agreement, conditional sales contract, capital lease, operating lease, or license, in each case described in the Disclosure Schedule or the nondisclosure of which does not constitute a misrepresentation under Section 4(m); and (iv) imperfections of title and encumbrances that do not, individually or in the aggregate, materially impair the value or the continued use and operation in the current manner of the assets to which they relate (the Liens and other encumbrances under clauses (i) through (iv) being “Permitted Liens”).  This Section 4(i) does not relate to the capital stock of the Subsidiaries, such stock being the subject of Section 4(e).

(j)            Title to Real Property.  The Disclosure Schedule sets forth a complete list of all real property owned by any of the Company or the Subsidiaries (each, together with all buildings, improvements and structures located thereon and all easements and rights of way relating thereto, an “Owned Property”) and a complete list of all real property leased or subleased by any of the Company or the Subsidiaries as a tenant (each, a “Leased Property”, and the leases relating thereto are herein referred to as the “Real Property Leases”).  Neither the Company nor any of the Subsidiaries has done or suffered anything to encumber or imperil title to any of the Owned Properties or to encumber or imperil its leasehold estate in any of the Leased Properties (an Owned Property or Leased Property being sometimes referred to as a “Company Property”), in each case from the date of acquisition of such title or estate by the Company or such Subsidiary, respectively, except (i) Permitted Liens; (ii) easements, restrictive covenants, rights–of–way, encroachments, and other encumbrances on any Company Property that are shown as of record; (iii) any conditions that may be shown by a current, accurate survey or physical inspection of any Company Property; and (iv) (A) platting, subdivision, zoning, building and other similar restrictions, (B) other easements, restrictive covenants, rights–of–way, encroachments, and other similar encumbrances that are not shown of record, and (C) reservations of coal, oil, gas, minerals, and mineral interests that are not shown of record, none of which items set forth in clause (ii), (iii), or (iv) individually or in the aggregate materially interferes with the continued use and operation of the Company Property to which it relates substantially in the manner in which such Company Property is currently used and operated.  No representation or warranty, express or implied, is made with respect to the fee title to any of the Leased Properties.  There are no eminent domain proceedings pending (with respect to which any of Seller, the Company or the Subsidiaries has been served or otherwise notified) or, to the knowledge of Seller, threatened against any Owned Property or any portions thereof.  To the knowledge of Seller, there are no eminent domain proceedings pending or threatened against any Leased Property or any portions thereof. Seller has delivered or caused to be delivered to Buyer prior to the execution of this Agreement true and complete copies of all Real Property Leases (including any amendments and renewal letters and any other agreements with respect thereto) held by the Company or any of the Subsidiaries.

(k)           Condition of Assets; Affiliate Transactions.  The facilities (including buildings, improvements and structures) constituting a part of the Company Properties are physically in operating condition (reasonable wear and tear and depreciation excepted), except where the responsibility for correction, or for payment of the costs of correction, of the condition is the responsibility of the landlord or a tenant of the Company or any Subsidiary.  Except as expressly provided in this Section 4(k) and in Section 4(s), no further representation is made concerning the physical condition of any of the Company Properties or any other assets of any of the Company or the Subsidiaries.  Except as set forth in the Disclosure Schedule and with respect to services and arrangements that are referenced in or will otherwise be addressed in this Agreement or the

Transition Services Agreement and subject to Section 8(c) hereof, (i) none of Seller, any affiliate of Seller (other than the Company or a Subsidiary) or any officer or director of Seller or any affiliate of Seller provides or causes to be provided to the Company or any of the Subsidiaries any material assets, services or facilities or owns any assets used in the operation of the business of the Company and the Subsidiaries as currently conducted, (ii) the business of the Company and the Subsidiaries does not share any material facilities, equipment or other assets with any other businesses of Seller, and (iii) the assets owned or leased by or licensed to the Company and the Subsidiaries constitute all assets that are necessary to operate the business of the Company and the Subsidiaries as it is currently being conducted.

(l)            Intellectual Property.  The Disclosure Schedule sets forth a true and correct list of all material software, patents and patent applications, and all registrations of or applications for trademarks, trade names, service marks, internet domain names and copyrights that are owned by or licensed to the Company or the Subsidiaries (other than items licensed to the Company or any of the Subsidiaries pursuant to licenses (A) for commercially available computer software or (B) associated with purchased or leased equipment or fixtures) and identifies the record owner or licensor (as applicable) thereof.  Subject to Section 8(c), the Company or one of the Subsidiaries owns (free and clear of all Liens, other than Permitted Liens) or has the right to use, without payment to any other party (other than under a license described in the Disclosure Schedule or the non–disclosure of which would not constitute a misrepresentation under Section 4(m)), the software, patents, trademarks, trade names, service marks, internet domain names and copyrights set forth in the Disclosure Schedule.  To Seller’s knowledge, (i) the patents, trademarks, trade names, service marks, internet domain names and copyrights owned by or exclusively licensed to the Company or the Subsidiaries set forth in the Disclosure Schedule do not infringe the intellectual property rights of any third party; (ii) since March 1, 2001, no person has infringed any patent, trademark, trade name, service mark, internet domain name or copyright owned by or exclusively licensed to the Company or one of the Subsidiaries which is set forth in the Disclosure Schedule (and there are currently no such infringements); (iii) no claims of patent, trademark, trade name, service mark, internet domain name or copyright infringement have been made in writing since March 1, 2001 by any person (and there are currently no such claims pending) with respect to the right of any of the Company or the Subsidiaries to continue to sell any product or service without payment of a royalty or license fee (other than payments that are currently subject to a license described in the Disclosure Schedule or the non-disclosure of which would not constitute a misrepresentation under Section 4(m)); and (iv) no claims have been made in writing since March 1, 2001 by any person challenging or questioning the validity of any patent, trademark, trade name, service mark, internet domain name or copyright owned by or exclusively licensed to the Company or one of the Subsidiaries which is set forth in the Disclosure Schedule in any jurisdiction, domestic or foreign (other than claims made by a patent office, trademark office or similar office during the examination of an application for such item) and there are currently no such claims pending.

(m)          Contracts.  The Disclosure Schedule describes each of the following agreements and contracts in effect as of the date of this Agreement to which any of the Company or the Subsidiaries is bound:

(i)            employment agreement;

(ii)           covenant not to compete that restricts the operation of the business of the Company and the Subsidiaries as presently conducted;

(iii)          agreement or contract with Seller or any affiliate of Seller (other than the Company or the Subsidiaries) or any current officer or director of any of the Company, the Subsidiaries, or Seller (other than (A) employment agreements the non–disclosure of which does not constitute a misrepresentation under clause (i) above, (B) Seller’s Plans (as defined in Section 4(p)) or (C) agreements relating to intercompany loans or advances);

(iv)          operating lease (as lessor or lessee) of any Company Property or any other real or tangible personal property (except any lease or Real Property Lease by the Company or a Subsidiary as lessee calling for rental payments of less than $100,000 per year);

(v)           license (as licensor or licensee) of any software, patents, trademarks, trade names, service marks, internet domain names, copyrights, or other intellectual property material to the Company and the Subsidiaries (other than (1) items licensed to the Company or any of the Subsidiaries pursuant to licenses (A) for commercially available computer software, or (B) associated with purchased or leased equipment or fixtures; (2) licenses solely between or among any of the Company and the Subsidiaries; and (3) licenses solely between or among any of the Company and/or the Subsidiaries, on the one hand, and Seller and/or its affiliates (other than the Company and the Subsidiaries), on the other hand, which exclusively address the Licensed Marks (as defined in Section 8(c)(ii)) addressed in Section 8(c) hereof);

(vi)          collective bargaining agreement or other contract with a labor union;

(vii)         management, service, consulting or other similar contract under which there exists an aggregate future liability in excess of $100,000 per contract;

(viii)        material written agreement for the purchase or sale of supplies or products that calls for performance over a period of more than one year;

(ix)           other than with respect to intercompany loans or advances, agreement or contract under which any money has been borrowed or loaned or any note, bond, indenture, or other evidence of indebtedness has been issued, directly or indirectly guaranteed or assumed (other than endorsements for the purpose of collection in the ordinary course of business);

(x)            mortgage, deed of trust, security agreement, purchase money agreement, conditional sales contract, or capital lease (other than (A) any purchase money agreement, conditional sales contract, or capital lease evidencing liens only on tangible personal property under which there exists an aggregate future liability not in excess of $100,000 per contract or lease; and (B) protective filings of financing statements under the Uniform Commercial Code or similar statute);

(xi)           partnership, joint venture, shareholders’ or other similar agreement;

(xii)          contract relating to the future disposition or acquisition of any assets and properties, other than (A) sales or acquisitions of inventory or supplies in the ordinary course of business and budgeted capital expenditures or (B) dispositions or acquisitions in the ordinary course of business, consistent with past practice that do not involve payments by any party thereto that exceed, or the delivery of assets and properties with a fair value that exceeds, in each such instance, $100,000; and

(xiii)         other agreement or contract not made in the ordinary course of business, except those calling for payments of less than $100,000 per year in the aggregate.

To Seller’s knowledge, each agreement or contract required to be described in the Disclosure Schedule under this Section 4(m) (collectively, the “Contracts”) is valid, binding, and in full force and effect, enforceable by the Company or the Subsidiaries in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.  None of Seller, the Company or the Subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach of, or in default under, any of the Contracts, except if such breach or default, individually or in the aggregate, has no Material Adverse Effect, and, to Seller’s knowledge, no other party to any of the Contracts is (with or without the lapse of time or the giving of notice, or both) in breach of, or in default under, any of the Contracts, except if such breach or default, individually or in the aggregate, has no Material Adverse Effect.  A true and correct copy of each of the written Contracts and an accurate summary of each of the oral Contracts has been made available to Buyer.

(n)           Litigation; Decrees.  As of the date of this Agreement, no action, lawsuit, proceeding, or investigation is pending (with respect to which any of Seller, the Company, or any of the Subsidiaries has been notified) or, to Seller’s knowledge, threatened against any of the Company or one or more of the Subsidiaries, that, if decided adversely to such person, (i) would have a Material Adverse Effect or (ii) would materially impair the ability of Seller to perform its obligations contemplated by this Agreement.  As of the date of this Agreement, none of the Company or any of the Subsidiaries is specifically identified as a party subject to any material restrictions or limitations under any judgment or order of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign and, except as set forth in Disclosure Schedule, none of the Company or any of the Subsidiaries has been the subject of any judgments or settlements relating to any material uninsured litigation within the last three years.

(o)           Insurance.  The insurance policies currently maintained with respect to the Company and the Subsidiaries and their respective assets, properties, and businesses (other than Seller’s Plans and title insurance) are listed in the Disclosure Schedule.  Each such policy listed in the Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither Seller nor the person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder.

(p)           Employee Benefits.

(i)            The Disclosure Schedule identifies each employee pension, retirement, profit sharing, stock bonus, stock option, stock purchase, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, insurance, sick pay, disability, severance, or other plan, fund, program, policy, contract, or arrangement providing employee benefits, including any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by any of Seller, the Company or the Subsidiaries in which any employees of any of the Company or the Subsidiaries participate, under which any current or former employees of any of the Company or the Subsidiaries have accrued any benefits to which they remain entitled or with respect to which the Company or any Subsidiary could have any liability (the “Seller’s Plans”).  The Disclosure Schedule identifies each Seller’s Plan that is maintained, sponsored or contributed to solely by the Company or any Subsidiary (the “Company Plans”).  Seller has provided Buyer with true and correct copies or accurate summaries of all Seller’s Plans, as well as the most recent filings with governmental agencies, financial reports and actuarial valuations (in each case, if applicable) with respect thereto.

(ii)           None of Seller, the Company or the Subsidiaries has incurred any liability that has resulted, or is reasonably expect to result, in Lien under Section 412(n) of the Code, and no direct, contingent or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA, Section 4971 through 4980E of the Code or Section 501(i) or 501(l) of ERISA.

(iii)          None of Buyer, the Company or the Subsidiaries will have after the Closing Date any liability of any kind payable with respect to any Seller’s Plan that is attributable to benefits accrued before the Closing Date or for the operation or administration of any Seller’s Plan before the Closing Date, except either as provided in Section 9 or to the extent such liability is included in the final determination of Closing Net Working Capital and taken into account in the calculation of the Adjusted Purchase Price.

(iv)          No Company Plan provides health benefits beyond the termination of an employee’s employment, nor is any Company Plan a multiemployer plan within the meaning of Section 3(37) of ERISA.

(v)           With respect to each of Seller’s Plans: (i) all payments due from the Company have been made or properly accrued on the books of the Company; (ii) the Company has complied in all material respects with, and each such plan conforms in all material respects in form and operation to, its terms and all applicable law, including ERISA and Code provisions; (iii) each such plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code and nothing has occurred since the date of such letter that would result in the loss of such qualification or exemption; and (iv) there is no action, suit or claim pending (other than routine claims for benefits) or, to Seller’s knowledge, threatened with respect to such plan or against the assets of such plan.

(q)           Absence of Changes or Events.  From March 2, 2002 through the date of this Agreement, the business of the Company and the Subsidiaries has been conducted in the ordinary course substantially consistent with past practices.  Without limiting the generality of the immediately preceding sentence, from March 2, 2002 through the date of this Agreement, none of the Company or the Subsidiaries has:

(i)            suffered any damage or destruction (not fully covered by insurance, subject to reasonable deductions or retentions) that has resulted in the discontinuance of operations or otherwise materially and adversely affected operations at any facility constituting a part of the Company Properties;

(ii)           amended its charter or bylaws;

(iii)          declared or paid or set aside for payment any dividend or other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiaries, other than (A) distributions of assets made by a Subsidiary to the Company or other Subsidiary, and (B) distributions of cash made directly or indirectly by the Company or the Subsidiaries to Seller;

(iv)          redeemed or otherwise acquired any shares of its capital stock or issued any capital stock or any option, warrant, or right relating thereto, other than this Agreement;

(v)           adopted or amended any Seller’s Plan maintained by any of the Company or the Subsidiaries (rather than by Seller);

(vi)          granted to any employee of any of the Company or the Subsidiaries any increase in compensation or other material benefits, except (A) as may be required under existing agreements or (B) in the ordinary course of business consistent with past practices or increases for which Seller or any affiliate of Seller (other than the Company or the Subsidiaries) is solely obligated and which is set forth in the Disclosure Schedule; or permitted any sums or other corporate assets of any of the Company or the Subsidiaries to be paid to or withdrawn from the Company or the Subsidiaries by the directors or officers of the Company or the Subsidiaries, except for ordinary compensation and fees, payments under established benefit plans and ordinary expense reimbursement and similar payments;

(vii)         incurred, assumed, or guaranteed any indebtedness for borrowed money other than intercompany indebtedness and other indebtedness incurred in the ordinary course of business consistent with past practices that is prepayable at any time without penalty and not exceeding $100,000;

(viii)        granted any mortgage, pledge, lien, or encumbrance on, or agreed to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than under purchase money agreements, conditional sales contracts, capital leases, operating leases, or licenses the non–disclosure of which in the Disclosure Schedule would not constitute a misrepresentation under Section 4(m);

(ix)           canceled any material indebtedness for borrowed money owing to it, or waived any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business);

(x)            except for distributions or intercompany indebtedness excepted under clause (iii) or (vii) of this Section 4(q), and except for other intercompany transactions in the ordinary course of business (including the making of guarantees by Seller of obligations of the Company or one or more Subsidiaries) and on an arms-length basis, loaned or advanced any amount to, or sold, transferred, or leased any of its material assets to, or entered into any material agreement or arrangement with, Seller or any of its affiliates (other than the Company or the Subsidiaries);

(xi)           made any change in method of accounting or accounting practice or policy or any change in any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting purposes, in each case other than those required by GAAP or contemplated in the Financial Statements;

(xii)          purchased or otherwise acquired any assets or made any capital expenditures that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than (A) purchases of inventory in the ordinary course of business consistent with past practices and (B) capital expenditures that, together with all other capital expenditures made by any of the Company or the Subsidiaries since March 2, 2002, do not exceed $3,000,000 in the aggregate);

(xiii)         sold or otherwise disposed of any of its assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than sales of inventory in the ordinary course of business consistent with past practices);

(xiv)        modified, amended or granted any waiver under any of the Contracts in any respect material to the Company and the Subsidiaries, taken as a whole;

(xv)         changed the general pricing practices or policies or made any change in the inventory, credit or allowance practices or policies of the Company or the Subsidiaries not in the ordinary course of business; or

(xvi)        agreed to do any of the foregoing.

(r)            Compliance with Laws.  To Seller’s knowledge, each of the Company and the Subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, orders, and regulations of any governmental authority or instrumentality, domestic or foreign (including all environmental and employment laws), except for noncompliance that has no Material Adverse Effect.  No written notice (the reason for which has not been corrected) has been served upon Seller (with respect to the Company or any of the Subsidiaries), the Company or any of the Subsidiaries since March 1, 1999 and prior to the date of this Agreement by any governmental body of any material violation of any statute, law, ordinance, order, rule, or regulation.  The Company and the Subsidiaries have all governmental licenses, permits, approvals, and other authorizations (“Licenses”) necessary in order to enable them to own, operate and use their assets and conduct their business as it is currently being conducted, except where the failure to obtain and maintain the same has no Material Adverse Effect.  All of such Licenses are in full force and effect and each of the Company and the Subsidiaries is in compliance with each such License, except where the failure to be in full force and effect or in compliance therewith has no Material Adverse Effect.  The Disclosure Schedule sets forth a list of all material Licenses held by the Company or any of the Subsidiaries.  This Section 4(r) does not relate to Taxes, all representations with respect to which are the subject of Section 4(h).

(s)           Environmental Matters.  To Seller’s knowledge, (i) there has been no Release (as defined below) of any Hazardous Substance (as defined below) by any of the Company or the Subsidiaries (A) on any Company Property, (B) to the environment surrounding any Company Property, or (C) from any Company Property to any site away from Company Property, in any such case in such a way as to create any material unpaid liability of any of the Company or the Subsidiaries under any applicable federal, state, local, or foreign environmental laws; (ii) the Company and the Subsidiaries are in compliance in all material respects with all applicable laws and orders relating to human health and the protection of the environment (collectively, “Environmental Laws”) and possess all material Licenses relating thereto; and (iii) there are no past, pending or threatened administrative or legal proceedings, claims or actions that could reasonably be expected to result in any material unpaid liability against the Company or the Subsidiaries pursuant to Environmental Laws.  For purposes of this Agreement, the term Release shall have the meaning assigned to it in the federal Superfund Act, 42 U.S.C. § 9601, et seq., and the term Hazardous Substance shall mean, with respect to any Company Property, any substance defined as hazardous or toxic by any federal, state, local, or foreign regulatory agency having jurisdiction over the operations of the Company or the Subsidiaries at such Company Property.

(t)            Employee and Labor Relations.  None of the Company or the Subsidiaries is a party to, or is bound by, any collective bargaining agreement or other contract with a labor union.  No labor strikes, lockouts, or material labor disputes or work stoppages are pending or, to Seller’s knowledge, have been threatened from March 1, 1999 to the date of this Agreement against any of the Company or the Subsidiaries.  To Seller’s knowledge, no union organizational campaign has occurred from March 1, 1999 to the date of this Agreement with respect to the employees of the Company or any of the Subsidiaries.  No material unfair labor practice charges with the National Labor Relations Board are pending or, to Seller’s knowledge, have been threatened from March 1, 1999 to the date of this Agreement against the Company or any of the Subsidiaries, and no material grievances or arbitration demands, in each case made pursuant to a collective bargaining agreement, are pending or, to Seller’s knowledge, threatened as of the date of this Agreement against the Company or any of the Subsidiaries.

(u)           Accounts.  The Disclosure Schedule sets forth the name of each bank or other financial institution in which any of the Company or the Subsidiaries has an account, lock box, or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(v)           No Undisclosed Liabilities.  To Seller’s knowledge, neither the Company nor any of the Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, except (i) as set forth in the Disclosure Schedule, (ii) as and to the extent reflected, reserved against or otherwise disclosed in the Financial Statements, and (iii) liabilities and obligations that (x) were incurred after the dates of the respective Statements of Net Assets included in the Financial Statements in the ordinary course of business consistent with prior practice and (y) individually and in the aggregate are not material to the Company and the Subsidiaries, taken as a whole, and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

(w)          Inventory.  All inventories reflected on the Financial Statements were as of their respective dates, and all inventories of the Company and the Subsidiaries existing on the Closing Date will be, properly valued at last cost in accordance with prior practices and GAAP

(subject to reserves for obsolescence consistent with prior practices, provided, that the parties have agreed that the reserve on the Closing Statement shall be $850,000). Except as disclosed in the notes to the Financial Statements, all items included in the inventory of the Company and the Subsidiaries are the property of the Company and the Subsidiaries, free and clear of any Liens other than Permitted Liens, have not been pledged as collateral and are not held by the Company and the Subsidiaries on consignment from others.

(x)            Brokers.  There is no broker or other person who would have any valid claim against Buyer or any of its affiliates or any of the Company or Subsidiaries for a finder’s fee or broker’s fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of Seller or any of its affiliates.  Seller shall be solely responsible for all fees and expenses of U.S. Bancorp Piper Jaffray Inc. (“Seller’s Banker”) and any other broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

(y)           Accounts Receivable.  All of Seller’s accounts receivable which have arisen in connection with the business of the Company and the Subsidiaries and which are reflected in the Financial Statements, and all accounts receivable which will have arisen as of the day immediately preceding the Closing Date since the date of the Financial Statements, represent or will represent sales actually made or services actually performed in the ordinary course of business and have been presented in accordance with GAAP and prior practices.

(z)            Territorial Restrictions.  The Company and the Subsidiaries are not restricted by any written agreement or understanding with any other person from carrying on the business currently conducted by them anywhere in the world.

(aa)         Disclosure.  No representation or warranty contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate delivered to Buyer by Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

5.             Covenants of Seller.  Seller covenants with Buyer as follows:

(a)           Access.  Until the Closing, Seller will, and will cause the Company and the Subsidiaries to, give Buyer and its officers, employees, agents, and representatives such access, during normal business hours and upon reasonable notice, as Buyer may reasonably request to the personnel, properties, books, and records of the Company and the Subsidiaries and the ability to make copies of such books and records at Buyer’s sole expense; provided, however, that (i) such access shall not unreasonably disrupt the normal operations of any of Seller, the Company, or the Subsidiaries; (ii) neither Buyer nor any of its officers, employees, agents or representatives shall have access to personnel of the Company or any Subsidiary other than any president or vice president of the Company or any Subsidiary without Seller’s prior written consent, which shall not be unreasonably withheld, and (iii) Seller may excise from any books and records to which Buyer and its officers, employees, agents, and representatives have access all information that does not relate to the Company or the Subsidiaries.  Until the Closing, Seller will, and will cause the

Company and the Subsidiaries to, retain all books and records relating to the Company and the Subsidiaries in accordance with Seller’s retention policies as presently in effect.

(b)           Ordinary Conduct.  Except as expressly contemplated by this Agreement (including Section 8), from the date hereof to the Closing, Seller will cause the business of the Company and the Subsidiaries to be conducted in the ordinary course in substantially the same manner as presently conducted and will cause the Company and the Subsidiaries to maintain their corporate existence in good standing, maintain proper business and accounting records, and make all reasonable efforts consistent with past practices to preserve their business organization and relationships with their respective material customers and suppliers, key employees, and others with whom they have a material business relationship.  In addition, except as expressly contemplated by this Agreement, Seller will not permit any of the Company or the Subsidiaries to do any of the following without the prior written consent of Buyer:

(i)            amend its charter or bylaws;

(ii)           declare or pay or set aside for payment any dividend or other distribution of any of its assets with respect to the Shares or the capital stock of the Subsidiaries, other than distributions of assets made by a Subsidiary to the Company or another Subsidiary and distributions of cash made directly or indirectly by the Company or the Subsidiaries to Seller;

(iii)          redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant, or right relating thereto;

(iv)          (A) adopt or amend any Seller’s Plan sponsored directly by the Company or the Subsidiaries (rather than by Seller), except to the extent required by applicable law or to the extent an amendment would implement a design feature that becomes permissible or desirable as a result of a change in applicable law or (B) except in connection with the pending negotiation of the collective bargaining agreement at the Company’s Ontario facility or in connection with union organizing activities occurring at the Windsor, Connecticut and Woodridge, Illinois facilities, enter into any collective bargaining agreement, except to the extent required by applicable law; provided, that Seller shall keep Buyer informed, on a current basis, of the status of collective bargaining agreement negotiations and union organizing activities with respect to such facilities and shall consult with Buyer regarding any such collective bargaining agreement negotiations;

(v)           grant to any employee of the Company or the Subsidiaries any increase in compensation or other material benefits, except as may be required (A) under existing agreements or (B) in the ordinary course of business consistent with past practices or increases for which Seller or any affiliate of Seller (other than the Company or the Subsidiaries) shall be solely obligated; or permit any sums or other corporate assets of any of the Company or the Subsidiaries to be paid to or withdrawn from the Company or the Subsidiaries by the directors or officers of the Company or the Subsidiaries, except for ordinary compensation and fees, payments under established benefit plans and ordinary expense reimbursement and similar payments;

(vi)          incur, assume, or guarantee any indebtedness for borrowed money other than intercompany indebtedness and other indebtedness incurred in the ordinary course of business consistent with past practices that is prepayable at any time without penalty;

(vii)         grant any mortgage, pledge, lien, or encumbrance on, or agree to the imposition of any restriction or charge of any kind with respect to, any of its assets, other than under purchase money agreements, conditional sales contracts, capital leases, operating leases, or licenses the nondisclosure of which in the Disclosure Schedule would not constitute a misrepresentation under Section 4(m); provided, that this Section 5(b)(vii) shall not be deemed to prohibit or restrict Seller or any of its affiliates from granting Liens to secure obligations under Seller’s secured credit facility and the agreements and instruments relating thereto;

(viii)        cancel any material indebtedness for borrowed money owing to it or waive any claims or rights of material value (other than settlements of trade accounts in the ordinary course of business);

(ix)           except for distributions or intercompany indebtedness permitted under clause (ii) or (vi) above or guarantees by Seller of obligations of the Company or any Subsidiary, and except for other intercompany transactions in the ordinary course of business and on an arms-length basis, loan or advance any amount to, or sell, transfer, or lease any of its material assets to, or enter into any material agreement or arrangement with, Seller or any of its affiliates (other than the Company or the Subsidiaries);

(x)            make any change in a method of accounting or accounting practice or policy or any change in any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting purposes other than those required by GAAP;

(xi)           purchase or acquire any assets or make any capital expenditures that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than (A) purchases of inventory in the ordinary course of business consistent with past practices and (B) capital expenditures that, together with all other capital expenditures made by any of the Company or the Subsidiaries since March 2, 2002, do not exceed $3,000,000 in the aggregate);

(xii)          sell or dispose of any of its assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole (other than sales of inventory in the ordinary course of business consistent with past practices);

(xiii)         modify, amend or grant any waiver under any of the Contracts in any material respect or terminate any of the Contracts, except terminations upon expiration of a Contract’s term or a breach and failures to renew or extend a Contract where such renewal or extension is at the option of a party thereto; Seller shall consult with Buyer prior to renewing or extending any of the Contracts and Buyer shall make a representative reasonably available for such consultation;

(xiv)        change in any material respect the general pricing practices or policies or make any material change in the inventory, credit or allowance practices or policies of the Company or the Subsidiaries not in the ordinary course of business;

(xv)         conduct any other material transaction by the Company outside the ordinary course of its business; or

(xvi)        agree to do any of the foregoing.

(c)           Confidentiality.  Seller will keep confidential and cause its affiliates to keep confidential all nonpublic information relating to the Company and the Subsidiaries that does not also relate to any of the other businesses of Seller or any of its affiliates, except for disclosures required by law, the rules of any securities exchange to which it is subject, or administrative process (including disclosures required in Tax Returns or in other governmental filings) and disclosures in the defense of any Third Party Claim (as defined in Section 11(f)) or the contest of any Tax Claim (as defined in Section 11(g)), provided that Seller shall provide Buyer with reasonable notice of any required disclosure, to the extent practicable, and except for information that becomes public other than as a result of a breach of this Section 5(c) or is disclosed by Seller in the defense of any claim by Buyer or any of its affiliates against Seller.

(d)           Insurance.  Seller shall use commercially reasonable best efforts to keep all insurance policies set forth in the Disclosure Schedule that are in effect on the date hereof, or equivalent replacements therefor, in full force and effect to the Closing, except for insurance covering the risk of terrorism or similar occurrences the cost of which is deemed excessive in Seller’s judgment.

(e)           Resignations.  At the Closing, Seller shall deliver to Buyer duly signed resignations, effective immediately upon the Closing, of all directors and executive officers of the Company and the Subsidiaries or shall take such other action as is necessary to assure that such persons are not directors or officers of the Company or any of the Subsidiaries.

(f)            Covenant Not to Compete.

(i)            Seller hereby agrees that, except as provided below, for a period commencing on the Closing Date and terminating on the third anniversary of the Closing Date, it will not, except in the case of a Permitted Investment, directly or indirectly engage in (or become a partner or shareholder in or otherwise participate in the management or operation of any venture or enterprise of any kind that engages in) the business of distributing food and related products in the vending, systems or broadline channels of the foodservice industry (the “Restricted Business”), in the continental United States (the “Non–Competition Area”); provided, that Seller may own in the aggregate up to 5% of any outstanding class of equity securities of any entity engaged in the Restricted Business in the Non–Competition Area, the equity securities of which are publicly traded on a domestic or foreign stock exchange or in a domestic or foreign over–the–counter market.  None of the marketing, distribution, or sale after Closing by Seller or its affiliates, directly or indirectly, of products of any nature manufactured by or on behalf of Seller or any of its affiliates (including products co-packed by others for Seller or any of its affiliates) shall be deemed to constitute part of the Restricted Business for any purpose hereof.  Further, nothing in this Section 5(f)(i) shall be deemed to restrict or prohibit Seller from entering into an agreement (or consummating the transactions contemplated by any such agreement) after Closing with a person engaged in the

Restricted Business relating to the acquisition of Seller or any of its affiliates or all or any portion of the equity interests or businesses of such persons.  Seller acknowledges that the restrictions and covenants contained in this Section 5(f) are a material inducement to and consideration for Buyer in entering into this Agreement and consummating the transactions contemplated hereby.

(ii)           For purposes of this Section 5(f), a Permitted Investment means an acquisition after the Closing of an entity or all or any portion of its equity interests or of its businesses (the entity or businesses so acquired called the “Acquired Business”) if that portion of the Acquired Business that is engaged in the Restricted Business in the Non-Competition Area generated less than $100 million in revenues during the most recently completed fiscal year of the Acquired Business preceding the date of the acquisition.

(iii)          Seller hereby agrees that for the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, neither Seller nor any of its subsidiaries will, directly or indirectly, solicit for hire any person who is at the time of such solicitation a management-level employee of the Company or any of the Subsidiaries; provided, that the foregoing shall not restrict Seller from using general solicitations such as “help-wanted” advertising and advertising in internet job search services.

(g)           Delivery of Records.  At the Closing or as soon thereafter as practicable, Seller will deliver, or cause to be delivered, to Buyer all corporate records of the Company and the Subsidiaries, and all other original agreements, documents, books, and records relating to the Company and the Subsidiaries in the possession of Seller to the extent not then in the possession of the Company or the Subsidiaries; provided, however, that (i) subject to Buyer’s rights of access under Section 12(b) and Seller’s obligations under Section 5(c), Seller may retain all original Tax Returns and work papers relating to Taxes, (ii) subject to Seller’s obligations under Section 5(c), Seller may keep and use a copy of all such accounting books and records, and (iii) with respect to books and records relating to both the Company or any of the Subsidiaries, on the one hand, and to any other business or operation presently or formerly conducted by Seller or any of its affiliates, on the other hand, (A) subject to Seller’s obligations under Section 5(c), Seller may keep and use or otherwise transfer to a third party a copy of such books and records, and (B) excerpts from such books and records that do not relate to the Company and the Subsidiaries may be excised from the books and records that are delivered to Buyer.

(h)           Financial Statements.  Until the Closing, on or before the 21st day of each month, Seller shall deliver to Buyer unaudited consolidated financial statements of the Company and the Subsidiaries as at and for the monthly period ending the last day of the preceding month (the “Subsequent Monthly Financial Statements”), which shall include statements of net assets and statements of direct revenue and direct expense.  At the time that the Subsequent Monthly Financial Statements are delivered to Buyer, Seller shall by such delivery be deemed to have made the representations and warranties to Buyer with respect to such Subsequent Monthly Financial Statements set forth in the second sentence of Section 4(g).

(i)            No Solicitation.

(i)            From the date hereof until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall not permit its subsidiaries or any of the officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by Seller or any of its subsidiaries) of Seller or its subsidiaries to, directly or indirectly, (A) initiate, solicit or encourage the making of any proposal or offer from any person other than Buyer or any of its affiliates (each a “Third Party”) with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of the Subsidiaries or any purchase or sale of 50% or more of the consolidated assets (including stock of the Subsidiaries) of the Company and the Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 50% or more of the Company’s total voting power, other than the transactions contemplated by this Agreement (any of the foregoing proposals or offers being referred to in this Agreement as an “Acquisition Proposal”); (B) have any discussion with or provide any confidential information or data to any Third Party concerning an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to effect an Acquisition Proposal, (C) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (D) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.  Notwithstanding the foregoing, an Acquisition Proposal shall not include any proposal or offer relating to any acquisition of Seller, its stock or substantially all of its assets.

(ii)           Notwithstanding anything in this Agreement to the contrary, Seller, the board of directors of Seller (the “Seller Board”) and their advisors and representatives shall be permitted to engage in discussions or negotiations with, or provide confidential information and data to, any Third Party in response to, or facilitate any effort or attempt to effect, or approve or recommend, or propose publicly to approve or recommend, or execute or enter into or approve or recommend any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement or propose publicly or agree to do any of the foregoing related to, an unsolicited bona fide written Acquisition Proposal by such Third Party that did not result from a breach of Section 5(i)(i) if and only to the extent that (A) the Seller Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined below) and (B) prior to providing any confidential information or data to any Third Party in connection with such Superior Proposal or entering into discussions or negotiations with any Third Party with respect to such Superior Proposal, Seller notifies Buyer promptly of any such Superior Proposal received by, any such confidential information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Third Party (but only if and to the extent not prohibited by any agreement existing on the date hereof with such Third Party) and the material terms and conditions of such Superior Proposal.  Seller agrees that it will promptly keep Buyer reasonably informed of the status and terms of any Superior Proposal and the status of any discussions or negotiations relating thereto, including any material changes in the proposed material terms previously disclosed to Buyer, and will deliver to Buyer the confidential information delivered to such Third Party to the extent not previously provided to Buyer.

(iii)          Subject to the other provisions of this Section 5(i), Seller agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Third Party with respect to any Acquisition Proposal.  Seller agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5(i).  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5(i) by any officer or director of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Seller or any of its subsidiaries, whether or not such person is purporting to act on behalf of Seller or such subsidiary or otherwise, shall be deemed to be a breach of this Section 5(i) by Seller.  “Superior Proposal” means a bona fide written Acquisition Proposal that is on terms which the Seller Board in good faith concludes (following consultation with Seller’s financial advisors and outside counsel), taking into account all material legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Seller, from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed.

(j)            Environmental Transfer Laws.  Seller shall have sole responsibility for complying with any and all Environmental Transfer Laws in connection with the consummation of the transactions contemplated by this Agreement.  “Environmental Transfer Laws” shall mean any applicable environmental transfer or disclosure laws, statutes or regulations, including (1) the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6; (2) the Connecticut Transfer Act, Conn. Gen. Stat. Sections 22a–134 et seq.; and (3) the Indiana Responsible Property Transfer Law, Ind. Code Section 13-25-3-1 et seq.

6.             Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows:

(a)           Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  All corporate acts and proceedings required to be taken to authorize the execution, delivery, and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly and properly taken.  This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution, and delivery of this Agreement by Seller, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar laws affecting creditors’ rights generally and by general principles of equity.

(b)           No Conflicts.  The execution, delivery, and performance by Buyer of this Agreement do not, and the consummation by Buyer of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, any provision of the charter or bylaws of Buyer, or (ii) conflict with, result in any violation of, or constitute a default under, any instrument, contract, commitment, agreement, or arrangement to which Buyer is a party or by which Buyer or its properties or assets is bound, or any judgment, order, writ, injunction, or decree to which Buyer has been specifically identified as subject, or any statute, law, ordinance, rule, or regulation applicable to Buyer or its properties or assets (except where such conflict, violation, or default would not materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement).  No material consent, approval, license, permit, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by Buyer in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby other than compliance with the HSR Act.

(c)           Securities Act of 1933.  The Shares to be purchased by Buyer under this Agreement are being acquired for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or public offering thereof, and Buyer will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933, as amended, or applicable state securities laws.

(d)           Litigation; Decrees.  There are no judgments, orders, or decrees of any court, administrative agency or commission, or other governmental authority or instrumentality, domestic or foreign, to which Buyer is subject that would prohibit or enjoin, or otherwise adversely affect the ability of Buyer to consummate, the transactions contemplated hereby.  As of the date of this Agreement, no action, lawsuit, proceeding, or investigation is pending (with respect to which Buyer has been notified) or, to Buyer’s knowledge, threatened against Buyer that, if decided adversely to Buyer, individually or in the aggregate, is reasonably likely to adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

(e)           Availability of Funds.  Buyer has available cash or existing borrowing facilities that, together with its available cash, are sufficient to enable it to consummate the transactions contemplated by this Agreement.

(f)            Brokers.  There is no broker or other person who would have any valid claim against Seller or any of its affiliates for a finder’s fee or broker’s fee or commission in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by or on behalf of Buyer or any of its affiliates.  Buyer shall be solely responsible for all fees and expenses of any broker, finder or other person engaged by or on behalf of it or otherwise claiming through it in connection with the transactions contemplated by this Agreement.

7.             Covenants of Buyer.  Buyer covenants with Seller as follows:

(a)           Confidentiality.  Buyer acknowledges that the information being provided to it by Seller is subject to the terms of a confidentiality agreement executed by Buyer and Seller’s Banker on behalf of Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, and which shall remain in full force and effect until the Closing.  The Confidentiality Agreement shall remain in effect after the Closing as to all confidential information regarding the Seller and its affiliates that does not relate solely to the Company or the Subsidiaries.  Buyer agrees that it will not use confidential information provided to it in connection herewith to trade in Seller’s Common Stock.

(b)           No Representations or Warranties.  Buyer acknowledges that none of Seller, the Company, the Subsidiaries, or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of Seller, the Company or the Subsidiaries not expressly included in this Agreement or in any certificate signed by Seller and delivered pursuant hereto, and none of Seller, the Company, the Subsidiaries or any other person will be subject to any liability to Buyer or any other person resulting from Buyer’s use of any such information, except as expressly provided in this Agreement.

(c)           Retention of Records.  Without limiting the provisions of Sections 11 and 12, unless otherwise consented to in writing by Seller (which shall not be unreasonably withheld), Buyer shall at no time after the Closing permit the Company or the Subsidiaries to destroy or otherwise dispose of any of the Company’s or the Subsidiaries’ books and records existing as of the Closing, which books and records are less than five (5) years old at the time of such proposed destruction, without first offering, by notice to Seller, to surrender to Seller, such books and records or any portion thereof, at least 30 days before the proposed destruction or other disposition.  Notwithstanding the above, to the extent that the books and records of the Company or the Subsidiaries covered by this Section 7(c) are in an electronic or machine-sensible format, the Company or the Subsidiaries will maintain such electronic or machine-sensible books and records in accordance with the requirements of Rev. Proc. 98–25, 1998–1 CB 689.

(d)           Debt Guarantees.  Buyer shall endeavor in good faith, using commercially reasonable efforts, as promptly as possible to cause Buyer to be substituted for Seller and all of its affiliates other than the Company and the Subsidiaries as of the Closing, without recourse to Seller or any such affiliates, with respect to all guarantees thereby of, or other financial accommodations thereby of, or security provided thereby for, obligations of the Company or one or more of the Subsidiaries or reimbursement obligations of Seller and all of its affiliates other than the Company or any of the Subsidiaries to issuers of letters of credit or other third–party credit enhancements backing obligations of the Company or any of the Subsidiaries.  Buyer shall promptly and fully reimburse Seller, in immediately available funds and without offset for any amounts owing by Seller or its affiliates to Buyer, for any obligations incurred by Seller or its affiliates with respect to such guarantees, financial accommodations, security, or reimbursement obligations that are not so released; provided, that the foregoing provisions of this Section 7(d) shall not apply with respect to guarantees, financial accommodations, security, or reimbursement obligations arising under the secured credit facility to which Seller and certain of its affiliates

(including the Company and the Subsidiaries) are parties; provided, further, that nothing in this Section 7(d) shall affect the conditions to Closing set forth in Sections 3(b)(v) and (vi).

(e)           Indemnification of Directors and Officers.  Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date or as a result of the Closing now existing in favor of the current or former directors and officers of the Company and the Subsidiaries as provided in their charters and bylaws shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of not less than seven years after the Closing Date.

8.             Mutual Covenants.  Each of Seller and Buyer covenants as follows:

(a)           Consents.  Buyer and Seller acknowledge that (i) certain consents to the transactions contemplated by this Agreement may be required from governmental authorities with respect to governmental licenses, permits, approvals or authorizations held by or on behalf of the Company or the Subsidiaries (or any of them) or from parties to instruments, contracts, commitments, agreements, or arrangements of the Company and the Subsidiaries, which consents have not been obtained as of the date hereof and may not have been obtained as of the Closing, and (ii) certain new governmental licenses, permits, approvals and authorizations may be required with respect to the Company and the Subsidiaries as a result of the transactions contemplated hereby in order for the Company and the Subsidiaries to conduct their business following the Closing in substantially the same manner as conducted before the Closing.  Seller and Buyer shall use their commercially reasonable best efforts to obtain any such consents and Seller shall cooperate with Buyer using its commercially reasonable best efforts in connection with Buyer’s efforts to obtain any such new governmental licenses, permits, approvals or authorizations, in each case prior to Closing and, to the extent not obtained prior to Closing, as soon as practicable thereafter; provided, however, that, for the avoidance of doubt, such commercially reasonable best efforts shall not include any requirement of Seller or any of its affiliates to expend money or offer or grant any accommodations (financial or otherwise) to any third party, other than such expenditures of money and accommodations that do not have an aggregate value in excess of $25,000.  Nothing stated in this Section 8(a) shall affect the conditions to Closing set forth in Sections 3(a)(v) and 3(b)(v).

(b)           Cooperation.  Buyer and Seller shall reasonably cooperate with each other, and shall cause their respective affiliates, officers, employees, agents, and representatives to cooperate with each other, for a period of 180 days after the Closing, to ensure the orderly transition of the Company and the Subsidiaries from Seller’s to Buyer’s ownership and to minimize any disruption to the respective businesses of Seller, Buyer, the Company, and the Subsidiaries that might result from the transactions contemplated hereby.  Each party shall reimburse the other for reasonable out–of–pocket expenses (but not compensation payments to or with respect to its employees) incurred in assisting the other under this Section 8(b).  Neither party shall be required by this Section 8(b) to take any action that would unreasonably interfere with the conduct of its or its affiliates’ businesses.  Without limiting the provisions of Sections 11 and 12, after the Closing, upon reasonable written notice, Buyer and Seller shall furnish to each other and each other’s officers, employees, agents, and representatives access, during normal business hours, to such information relating to the Company and the Subsidiaries and such other assistance as is reasonably necessary for financial reporting, accounting, and other reasonably appropriate purposes; provided, however, that such access or assistance shall not unreasonably disrupt the normal operations of any of Seller, Buyer, the Company, or the Subsidiaries and shall be subject to the confidentiality obligations of Section 5(c) and the Confidentiality Agreement.  The Company and the Subsidiaries shall deliver to the Buyer copies of all notices given or received under any Real Property Lease held by the Company and/or the Subsidiaries.

(c)           Corporate Names and Trademarks.

(i)            Buyer shall cause each of the Company and the Subsidiaries (other than BBI) to take, within 90 days after the Closing, all corporate and other actions as may be necessary to change each such person’s current corporate name to a corporate name that does not include the word “Multifoods” or any variant thereof or anything that may reasonably be deemed confusingly similar thereto and Buyer shall, and shall cause its affiliates (including the Company and the Subsidiaries) to, cease all use of such current corporate names within 90 days after the Closing; provided, that with respect to packaging and promotional materials of the Company or the Subsidiaries that are owned or on order at the time of Closing and vehicles, trailers and buildings owned or leased by any of the Company or the Subsidiaries as of the Closing, in each case that bear the current corporate name of any of the Company, MMI or MDG as of the date of this Agreement, such current corporate names shall constitute Licensed Marks (as defined in Section 8(c)(ii)) that may be used in accordance with Section 8(c)(ii).  With respect to any trade names, assumed names, trademarks, service marks, internet domain names or copyrights registered in the name of, or used by, the Company or any of the Subsidiaries containing the word “Multifoods” or the Multifoods logo or any variant thereof or anything that may reasonably be deemed confusingly similar thereto (but excluding the Licensed Marks) (such trade names, assumed names, trademarks, service marks, internet domain names and copyrights, being collectively referred to as the “Non-Use Properties”), Buyer agrees that in all respects (other than ownership) the Non-Use Properties shall be treated as equivalent to Licensed Marks.  Without limiting the generality of the foregoing, Buyer agrees that the Non-Use Properties may be used by Buyer and its affiliates (including the Company and the Subsidiaries) only in the manner that Licensed Marks may be used in accordance with Section 8(c)(ii) and that upon the close of business on the 12-month anniversary of the Closing Date, Buyer shall, and shall cause its affiliates (including the Company and the Subsidiaries) to, cease all use of such Non-Use Properties.  Buyer shall have no obligation to protect or maintain any of the Non-Use Properties.

(ii)           With respect to all packaging and promotional materials of the Company or the Subsidiaries that are owned or on order at the time of the Closing and all vehicles, trailers and buildings owned or leased by any of the Company or the Subsidiaries as of the Closing, in each case that bear the corporate name of Seller or any affiliate thereof other than BBI or any trade name, trademark, service mark or internet domain name owned by Seller or any affiliate thereof other than BBI (including those identified in Section 4(l) of the Disclosure Schedule as being owned by Seller or an affiliate of Seller other than the Company or one of the Subsidiaries) (such corporate names, trade names, trademarks, service marks and internet domain names being collectively called the “Licensed Marks”), Seller hereby grants, or shall cause its applicable affiliate to grant, to the

Company and the Subsidiaries, effective at Closing, the nontransferable, nonexclusive, nonsublicensable right and license to use for 12 months after the Closing the Licensed Marks on such existing or on order packaging and promotional materials, vehicles, trailers and buildings in the ordinary course of business, but not to apply the Licensed Marks on any additional items.  Buyer agrees that, for so long as the right and license granted under this Section 8(c)(ii) remain in effect, the nature and quality of all products and services of the Company or the Subsidiaries offered under or in connection with any of the Licensed Marks shall substantially conform to the Company’s or the Subsidiaries’ practices, standards, and specifications as in effect on the date of this Agreement, and Seller (and its applicable affiliates) shall have access at all reasonable times upon prior notice to Buyer to the facilities of the Company and the Subsidiaries to assure compliance with the foregoing standards for the quality of such products and services and the other requirements of this provision.  If Seller (or its applicable affiliate) reasonably determines that the requirements of the foregoing provision have not been complied with in all material respects and such noncompliance is not cured within 20 business days after the delivery of written notice of such noncompliance to Buyer, Seller (or its applicable affiliate) may immediately terminate the right and license granted under this Section 8(c)(ii) by giving written notice of such termination to Buyer.  Upon any such termination or the close of business on the 12-month anniversary of the Closing Date, whichever occurs first, Buyer agrees to cause the Company and the Subsidiaries immediately to cease all use of the Licensed Marks, including by relabeling such packaging materials, vehicles, trailers and buildings.  Other than as permitted under this Section 8(c)(ii), Buyer shall not, and shall cause its affiliates (including, after the Closing, the Company and the Subsidiaries) not to, use in any manner any of the Licensed Marks without the prior written consent of Seller.  Buyer acknowledges that Seller (or the applicable affiliate of Seller identified in the Disclosure Schedule) is the owner of the Licensed Marks, that Buyer obtains no rights in the Licensed Marks, and that the Company and the Subsidiaries have no rights in the Licensed Marks other than pursuant to the license granted in this Section 8(c)(ii).  Buyer shall not, and shall cause its affiliates (including, after the Closing, the Company and the Subsidiaries) not to, ever challenge or assist any other person in challenging the validity or enforceability of the Licensed Marks, or Seller’s (or Seller’s affiliate’s) ownership of the Licensed Marks.  All licenses regarding the Licensed Marks, express and implied, between or among any of the Company and/or the Subsidiaries, on the one hand, and Seller and/or its affiliates (other than the Company and Subsidiaries), on the other hand, other than the license granted in this Section 8(c)(ii), shall be, and shall be deemed to be, automatically terminated without liability as of the Closing.

(iii)          Buyer acknowledges that Seller’s representations and warranties in Section 4 of this Agreement are subject to the provisions of this Section 8(c) and that the rights of the Company and the Subsidiaries following the Closing with respect to the Licensed Marks and Non-Use Properties shall be limited to those set forth in this Section 8(c).

(d)           Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by either party on or before the Closing Date without the prior written consent of the other party, except as such release or announcement may be required by law or the rules or regulations of any applicable United States or foreign securities exchange, in which case the party required to make the release or announcement shall, if practicable under the circumstances, allow the other party reasonable time to comment on such release or announcement in advance of issuance.

(e)           Closing Conditions.  Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 8(a)), each party will use its commercially reasonable best efforts to satisfy all conditions to Closing set forth in this Agreement that are within the party’s control.

(f)            Antitrust Notification.  Each of Seller and Buyer shall file as soon as practicable with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required for the transactions contemplated hereby and will promptly file or cause to be filed any supplemental information requested under the HSR Act.  The notification and report form and all such supplemental information filed by Buyer or Seller will be in substantial compliance with the requirements of the HSR Act.  All filing fees required to be paid by Buyer under the HSR Act will be paid by Buyer.  Each of Buyer and Seller shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission necessary under the HSR Act.  Seller and Buyer shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, the FTC or the DOJ, and shall use their reasonable best efforts to comply promptly with any such inquiry or request.  Each of Seller and Buyer will use its reasonable best efforts to cause the expiration or early termination of the waiting period required under the HSR Act as a condition to the purchase and sale of the Shares.

(g)           Intercompany Accounts.  Buyer and Seller agree that all intercompany accounts between any of the Company or the Subsidiaries, on the one hand, and Seller or any of its other affiliates, on the other hand (including all receivables of any of the Company or the Subsidiaries for cash advanced directly or indirectly to Seller and all payables of any of the Company or the Subsidiaries for direct or indirect overdrafts on Seller’s bank accounts), shall be canceled effective at the Closing (automatically and without any repayment or other action of any of Buyer, the Company, the Subsidiaries, Seller or their affiliates), which cancellation shall be treated as a distribution and/or contribution to capital, as the case may be, and Closing Net Working Capital shall be determined after giving effect to such cancellation.

(h)           Insurance.

(i)            With respect to the master insurance policies set forth in the Disclosure Schedule that insure both the Company and the Subsidiaries, on the one hand, and Seller, on the other hand, Seller shall have no obligation to continue such policies in effect following the Closing and may terminate such policies as of the Closing or at any time thereafter.  Seller may, in its sole discretion, take any action it desires to discontinue as of the Closing or at any time thereafter the coverage of the Company and the Subsidiaries under the master insurance policies of Seller that are presently in effect.

(ii)           To the extent that, and as long as, coverage at any time remains after Closing under the master insurance policies referred to in Section 8(h)(i) with respect to occurrences prior to the Closing Date relating to the Company or the Subsidiaries, Seller shall, as long as the insurance is in place, use commercially reasonable efforts, subject to (1) the terms of the applicable insurance policies, (2) Section 8(h)(iii) and (3) Seller’s termination and discontinuance rights provided in Section 8(h)(i), to assist the Company and the Subsidiaries in seeking payment or reimbursement by or from the insurer to the Company, the Subsidiaries or claimants against the Company or the Subsidiaries under such insurance policies.

(iii)          If any legal action, arbitration, negotiation or other proceeding is required after Closing for coverage to be asserted against any insurer for the benefit of the Company and the Subsidiaries, Buyer, unless Seller is required under Section 11(b) to indemnify the Company and the Subsidiaries for losses being covered by such insurance, shall make, or cause the Company or the Subsidiaries to make, such assertions at the expense of Buyer, the Company or the Subsidiaries.  If Buyer, the Company and the Subsidiaries are not permitted to assert such coverage, then Seller or one of its affiliates shall do so, and in such event Buyer shall, and shall cause the Company and the Subsidiaries to, hold harmless and indemnify Seller and its affiliates for any reasonable out-of-pocket expenses (but not compensation payments to or with respect to their employees) that they may incur because of such action.

(iv)          If (A) any property of the Company or any of the Subsidiaries shall be taken (or any public announcement shall be made of an intent to take) by condemnation or eminent domain or is damaged or destroyed prior to the Closing Date or condemned in whole or in part prior to the Closing Date, and (B) all or a part of the condemned property is subject to a condemnation award or the damaged or destroyed property is subject to insurance coverage, the proceeds or awards therefrom of the nature described in clause (B) shall be retained by the Company and the Subsidiaries and shall not be included in the final determination of Closing Net Working Capital.

(i)            Disclosure Supplements.  From time to time before the Closing, Seller may supplement or amend the Disclosure Schedule with respect to any matter arising that would make any representation or warranty set forth in Section 4 inaccurate if updated immediately before the Closing or to correct any information in the Disclosure Schedule or in any representation or warranty of Seller.  For purposes of determining the fulfillment of the conditions set forth in Section 3(a)(i) as of the Closing, the Disclosure Schedule shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto.  However, for purposes of determining the accuracy of the representations or warranties of Seller contained in Section 4 or the liability of Seller with respect thereto under Section 11(b)(i), the Disclosure Schedule shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

(j)            Division of Certain Shared Contracts.

(i)            Seller shall use its commercially reasonable efforts to cause, prior to Closing or as soon thereafter as practicable, the transfer to the Company of such portion of Seller’s automobile lease agreement with Automotive Rentals, Inc. that relates to the business of the Company.  Upon such transfer, the Company shall assume any liabilities and obligations related to the transferred portion of such agreement.  To the extent that the consent of Automotive Rentals, Inc. to such transfer is required and shall not have been obtained prior to the Closing, then following the Closing, the parties shall use their commercially reasonable efforts, and cooperate with each other, to obtain promptly such consent; provided, that, for the avoidance of doubt, neither Seller nor Buyer shall be required to pay any consideration for such consent.  Pending such consent, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to the Company the benefits of such portion of such agreement.  To the extent that the Company is provided the benefits pursuant to this Section 8(j) of any portion of such agreement, Buyer shall cause the Company to perform for the benefit of Automotive Rentals, Inc. the obligations of Seller thereunder.  Once consent to the transfer of such portion of such agreement is obtained, Seller shall transfer such portion of such agreement to the Company at no cost to the Company.  Nothing stated in this Section 8(j) shall modify in any respect the conditions set forth in Section 3 or the terms or conditions of the Transition Services Agreement.

(ii)           Buyer acknowledges that the benefits of the agreements with MCI Worldcom Communications, Inc. that are identified in the Disclosure Schedule are shared between the Company and the Subsidiaries, on the one hand, and Seller and its other subsidiaries, on the other hand.  Notwithstanding Section 5(b)(xiii), prior to the Closing, Seller shall, and shall cause the Company and the Subsidiaries to, use their commercially reasonable efforts to negotiate a new agreement between Seller and MCI Worldcom Communications, Inc. (and to consult with Buyer regarding such negotiations) to replace such current agreements with MCI Worldcom Communications, Inc., which new agreement would provide for the transfer by Seller to the Company or a Subsidiary of a portion of such new agreement such that, following such transfer, none of the Company or any of the Subsidiaries would be in any worse position than they are as of the date hereof under their current agreements with MCI Worldcom Communications, Inc.  To the extent such new agreement is executed prior to the Closing, Seller shall transfer the applicable portion thereof to the Company effective as of the Closing.  To the extent such new agreement is not executed prior to the Closing, Seller shall continue after the Closing to attempt to negotiate such new agreement, Buyer shall (and shall cause the Company and the Subsidiaries to) use their commercially reasonable efforts to cooperate with such efforts by Seller (including by consenting to the termination of their current agreements with MCI Worldcom Communications, Inc., but which efforts shall not include any requirement to expend money or grant accommodations to any third party) and Seller shall, upon the execution of such new agreement, transfer the applicable portion thereof to the Company.  Further, in the event that no such new agreement is executed prior to the Closing, pending the execution of such new agreement the parties shall cooperate with each other (and Buyer shall cause the Company and the Subsidiaries to cooperate with Seller) after the Closing in arrangements consistent with their past practices designed to provide to Seller the benefits of such portions of such current agreements that relate to the businesses of Seller.  To the extent that Seller is provided the benefits pursuant to this Section 8(j) of any portions of such current agreements, Seller shall perform for the benefit of MCI Worldcom Communications, Inc. the obligations of the Company and the Subsidiaries thereunder.  Nothing stated in this Section 8(j) shall modify in any respect the conditions set forth in Section 3.

9.             Employees and Employee Benefits.

(a)           Provision of Buyer’s Plans.  Effective at the Closing and subject to Section 9(e), Buyer shall provide or cause the Company or the appropriate Subsidiary to provide to each person employed by the Company or any of the Subsidiaries immediately prior to the Closing, including, upon their return to active employment, each such person on medical, disability, family or other leave of absence immediately prior to the Closing (collectively, the “Employees”), employee benefit plans (“Buyer’s Plans”) which, in the aggregate, are at least as beneficial to such Employees as all Seller’s Plans as in effect on the date of this Agreement, to the extent that the aggregate cost to Buyer of providing such comparable benefits does not exceed the aggregate cost incurred by Seller to provide such plans.  Notwithstanding the foregoing, Buyer shall not be obligated to provide or cause the Company or any Subsidiary to provide any plans entitling Employees (i) to benefits comparable to those provided under any incentive plan included within Seller’s Plans which is not a Company Plan solely for the directors, officers and senior managers of Seller and its affiliates, (ii) to post-retirement medical, dental or death benefits, (iii) to benefits comparable to those provided under any individual severance agreements included within Seller’s Plans or (iv) to benefits comparable to those providing benefits in the form of or based on Seller stock.  For purposes of eligibility, vesting and entitlement to benefits (but not for purposes of benefit accrual), each Employee shall be given credit under the Buyer’s Plans for his or her service with any of Seller, the Company, the Subsidiaries or any other affiliate of Seller prior to the Closing Date (to the extent reflected on the Closing Statement).  Each Employee shall be credited under the vacation policy(ies) included within the Buyer’s Plans with all vacation, if any, accrued by such Employee prior to the Closing Date under the vacation policy(ies) included within the Seller’s Plans and not used by such Employee prior to the Closing Date to the extent reflected on the Closing Statement.  The covered expenses incurred by any Employee during that portion of the calendar year prior to the end of the Transition Period (as defined herein) shall be taken into account for purposes of satisfying the deductible, coinsurance and maximum out-of-pocket provisions for the portion of the calendar year after the end of the Transition Period under the Buyer’s Plans that provide medical or dental benefits to the same extent that such expenses are taken into account for the benefit of similarly situated employees of Buyer.  Each Employee and covered dependent thereof shall be allowed to participate in each of Buyer’s Plans without regard to waiting periods, actively at work requirements or pre-existing conditions, to the extent any such pre-existing condition does not operate as an exclusion to coverage under Seller’s Plan.

(b)           Discontinuation in Seller’s Plans.  Seller shall take all actions necessary to cause the Company and the Subsidiaries to discontinue as of the Closing their status as participating employers under all Seller’s Plans other than the Company Plans and, except as specifically provided in this Section 9, Seller shall retain all liabilities under the Seller’s Plans other than the Company Plans.  Seller will cause all employees of the Company and each Subsidiary to fully vest, as of the Closing, in their accrued benefits under each Seller’s Plan that is a defined benefit plan.

(c)           Medical Claims.  Seller shall remain liable for any claims incurred prior to the Closing Date under any medical, dental, vision or disability plan maintained for the benefit of Employees or under any workers’ compensation program, but shall not be liable for any such claims incurred on or after the Closing Date.  A medical, dental or vision claim is “incurred” for this purpose when the services giving rise to the claim are rendered; provided, that claims relating to a hospital confinement that commences prior to the Closing Date but continues thereafter shall be treated as incurred prior to the Closing Date.  A workers’ compensation claim shall be considered incurred prior to the Closing Date if the claim relates to a pre-Closing Date occurrence or condition and is made in writing prior to, or within 180 days following, the Closing Date.  A disability claim shall be considered incurred prior to the Closing Date if the person at issue is disabled pursuant to and as defined in the applicable Seller’s Plan prior to the Closing Date.  A claim for long-term disability benefits on or after the Closing Date shall be considered incurred prior to the Closing Date if the person making such claim was disabled under Seller’s short-term disability plan prior to the Closing Date.  The parties acknowledge that the Employees and their dependents may continue under the medical, dental, vision, disability and similar plans of Seller under the Transition Services Agreement for a transition period after the Closing (the “Transition Period”).  With respect to claims under this Section 9(c) for which Seller is liable, Buyer shall, and shall cause the Company and the Subsidiaries to, cooperate with Seller as if they were indemnified parties cooperating with an indemnifying party pursuant to Section 11(f) hereof, and Buyer shall not, and shall cause its affiliates not to, encourage or solicit any such claims to be asserted.

(d)           COBRA.  Seller shall, for so long as it maintains a group medical plan, remain responsible for providing continuation coverage under Section 601 of ERISA and Section 4980B of the Code (“COBRA”) for all Employees (or any dependents of such Employees) who are receiving such coverage prior to the Closing Date, and Buyer shall provide such coverage for any Employee (or any dependents of any such Employee) who has a qualifying event (as defined in COBRA) on or after the Closing Date; provided, that with respect to Employees (and the dependents of such Employees) who continue under a group medical plan of Seller pursuant to the Transition Services Agreement and who incur a qualifying event during the Transition Period, Seller shall be responsible for providing COBRA coverage during and following the Transition Period, and Buyer shall reimburse Seller for all costs and expenses in connection therewith as provided in the Transition Services Agreement.  Seller shall not treat the transactions contemplated by this Agreement as a qualifying event for purposes of COBRA.

(e)           Union Negotiations.  Buyer shall, as soon as practicable after the execution hereof, negotiate in good faith with all unions representing employees of the Company or any of the Subsidiaries to reach agreement on providing such employees and their dependents with employee benefits on and after the Closing Date.

(f)            Incentive Payments.  Seller shall cause each Company Plan identified in Section 4(p) of the Disclosure Schedule as “subject to payment by Seller under Section 9(f) of the Agreement” to be terminated immediately prior to the Closing, and shall assume responsibility for all obligations thereunder.  With respect to each such Company Plan, Seller shall pay to each Employee within 75 days after the Closing Date such amount as shall constitute the amount earned by such Employee through the day immediately preceding the Closing Date, which amount shall be determined by multiplying (i) the Projected Incentive Payment (as defined below) by (ii) the ratio that results from dividing planned performance under such Company Plan through the day immediately preceding the Closing Date by planned performance for fiscal year 2003 under such Company Plan.  “Projected Incentive Payment” shall be determined by multiplying (x) the ratio that results from dividing the actual performance through the day immediately preceding the Closing Date by the planned performance under such Company Plan through the day immediately preceding the Closing Date by (y) the planned performance for fiscal year 2003 under such Company Plan, and applying the result from the calculations in clauses (x) and (y) to the terms of such Company Plan with respect to each such Employee; provided, that if the Closing Date is other than the last day of a month, the planned performance for the month in which the Closing occurs shall be prorated on a weekly basis for determining planned performance through the day immediately preceding the Closing Date.  Seller shall accrue on the Closing Statement such amount as shall constitute a reasonable estimate of the amount earned by each Employee under each Company Plan identified in  Section 4(p) of the Disclosure Schedule as “subject to accrual on the Closing Statement” through the day immediately preceding the Closing Date, which amount shall be determined in accordance with prior practices, the terms of such Company Plan and GAAP.  With respect to each such Company Plan referred to in the immediately preceding sentence, Buyer shall pay or cause the Company or the appropriate Subsidiary to pay to each Employee all incentive payments for the 2003 fiscal year that first become due and payable on or after the Closing Date under each such Company Plan regardless of whether such incentive payments were earned before or after the Closing and shall not terminate any such Company Plans prior to the end of the 2003 fiscal year. With respect to any bonus/incentive obligation arising under the items referred to in Section 4(m)(i) of the Disclosure Schedule, Seller shall either assume such obligations and pay them in a manner consistent with that described in the second sentence of this Section 9(f), or shall accrue such obligations in a manner consistent with that described in the fourth sentence of this Section 9(f), in which case Buyer shall pay or cause the Company or the appropriate Subsidiary to pay such obligations in a manner consistent with the fifth sentence of this Section 9(f).  Notwithstanding Section 2(b)(iv) of this Agreement, with respect to current liabilities relating to Company Plans that are incentive plans, the Closing Statement shall be prepared on a basis consistent with this Section 9(f).

(g)           401(k) Transfer.  As of the Closing Date, Buyer shall cause to be maintained for the benefit of employees of the Company and each Subsidiary a defined contribution plan intended to be qualified under Section 401(a) of the Code (“Buyer’s 401(k) Plan”).  Upon the Closing, or as soon as practicable thereafter, Seller shall direct the trustee of Seller’s tax-qualified 401(k) plan (“Seller’s 401(k) Plan”) to transfer to the trustee of Buyer’s 401(k) Plan the aggregate individual account balances of the employees (whether or not vested) who are then employed by Buyer or its affiliates.  Individual account balances shall be valued as of the date of transfer, and the transfer shall be in cash or in kind, as determined by Buyer, except that the Seller Common Stock Fund shall be transferred in kind, and outstanding loan balances shall be transferred in the form of notes or other documentation evidencing such loans.  Prior to the date of the transfer, Seller shall have contributed all contributions (including salary deferral and matching contributions) attributable to service performed by employees through the day immediately preceding the Closing Date to Seller’s 401(k) Plan.

(h)           Retention/Severance Agreements.  Seller will make all payments due under the retention/severance agreements identified in the Disclosure Schedule as obligations of Seller.  Buyer shall promptly notify Seller of the termination of employment of any employee who is party to such agreement that occurs within the time frame specified in such agreement and the circumstances relating to such termination.

(i)            No Employee Rights; Right to Terminate or Modify Plans.  Nothing in this Section 9 express or implied shall confer upon any employee, former employee or legal representative or beneficiary thereof any rights or remedies, including any right to employment, continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under or by reason of this Agreement.  In addition, except as specifically provided in the last four sentences of Section 9(a) and in Section 9(f), nothing in this Section 9 express or implied, shall be construed to prevent Buyer or the Company or any Subsidiary from terminating the employment of any employee, or modifying to any extent or in any respect the terms of the employment of any employee, including the employee’s compensation, or any benefit plan that Buyer, the Company or any Subsidiary may establish or maintain after the Closing or require Buyer, the Company or any Subsidiary to provide any specific level of compensation or benefits, either for any particular employee or in the aggregate for all employees, for any period of time.

(j)            Employee Termination.  Seller will, prior to the Closing, cause the Company and the Subsidiaries to terminate the employment of each person identified in Section 9(j) of the Disclosure Schedule.  Seller shall assume responsibility for all severance costs (including employment taxes) arising by reason of such termination.

10.           Further Assurances.  From time to time after the Closing, as and when requested by any party, the other party shall execute and deliver all such documents and instruments and shall take all such further or other actions (subject to the limitations set forth in Section 8(a)), as the party may reasonably deem necessary or desirable to give full effect to this Agreement.

11.           Indemnification.

(a)           Income Tax Indemnification.  Seller shall indemnify Buyer and its affiliates (including the Company and the Subsidiaries) against (i) all liability for Income Taxes of the Company or the Subsidiaries for the Pre–Closing Tax Period excluding the Closing Date except as provided in Section 11(a)(iii) and 11(a)(iv) hereof; (ii) all liability (as a result of Treasury Regulation §1.1502–6(a) or otherwise) for Income Taxes of Seller or any other corporation (other than the Company or the Subsidiaries) affiliated at any time before the Closing with the Company or the Subsidiaries; (iii) all liability of Buyer or any of its affiliates for United States federal Income Taxes to the extent such liability results from the Section 338(h)(10) Election required by Section 12(g) of this Agreement (including Income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code, but excluding Income Taxes attributable to extraordinary transactions (other than the Section 338(h)(10) Election) occurring at Buyer’s direction on the Closing Date after the Closing); (iv) all liability of Buyer or any of its affiliates for Income Taxes imposed by any other jurisdiction, to the extent such liability results from the Section 338(h)(10) Election or any comparable election under such jurisdiction’s Tax laws required by Section 12(g) of this Agreement (including Income Taxes attributable to a deemed sale of assets under Section 338(a) of the Code or a comparable provision, but excluding Income Taxes attributable to extraordinary transactions (other than the Section 338(h)(10) Election or comparable elections) occurring at Buyer’s direction on the Closing Date after the Closing); (v) all liability for breaches of the representations and warranties set forth in Section 4(h) relating to Income Taxes; and (vi) all liability for reasonable legal fees and expenses attributable to any item in clause (i) through (v) above.  Notwithstanding the foregoing, Seller shall not indemnify Buyer or Buyer’s affiliates (including the Company and the Subsidiaries) against any liability for Income Taxes attributable to a breach by Buyer of its obligations under this Agreement.

Buyer shall, and shall cause the Company and the Subsidiaries to, indemnify Seller and its affiliates against (i) all Income Tax liability of the Company or the Subsidiaries for the Closing Date and periods thereafter (other than Income Taxes of the Company or the Subsidiaries for which indemnification by Seller has been expressly provided under the foregoing paragraph of this Section 11(a)); (ii) all liability for Income Taxes attributable to a breach by Buyer of its obligations under this Agreement; and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

In the case of any Straddle Period relating to Income Taxes, and in the case of the final taxable year of the Company for United States federal Income Tax purposes as a member of Seller’s affiliated group, the Income Taxes of the Company and the Subsidiaries for the Pre–Closing Tax Period excluding the Closing Date (which are subject to indemnification by Seller to the extent set forth in this Section 11(a)) shall be computed using a closing–of–the–books method as if such taxable period ended as of the last day immediately preceding the Closing Date, with all standard deductions, exemptions, progressivity in rates, and other items calculated with respect to the full Straddle Period apportioned to the Pre–Closing Tax Period excluding the Closing Date based upon the ratio of the number of days during the Straddle Period that are in the Pre–Closing Tax Period excluding the Closing Date to the total number of days in the Straddle Period.  Notwithstanding the foregoing, any transaction or event (i) that occurs on the Closing Date and that is contemplated by this Agreement or (ii) that occurs at Seller’s direction at or prior to the Closing and that is not in the ordinary course of business of the Company or the applicable Subsidiary shall be deemed to occur in the Pre-Closing Tax Period.

Seller’s indemnity obligation in respect of Income Taxes for a Straddle Period shall initially be effected by its payment to Buyer of the excess of (x) such Income Taxes for the Pre-Closing Tax Period, over (y) the sum of (i) the amount of such Income Taxes paid by Seller or any of its affiliates (other than the Company or any Subsidiary) at any time that is not included as an asset in the final determination of Closing Net Working Capital, plus (ii) the amount of such Income Taxes paid by the Company or any Subsidiary prior to the close of business on the last day immediately preceding the Closing Date, plus (iii) the amount of such Income Taxes specifically identified by nature, period and amount in the Closing Statement, included as a liability in the final determination of Closing Net Working Capital and taken into account in the calculation of the Adjusted Purchase Price.  Seller shall initially pay such excess to Buyer within 30 days after the Tax Return with respect to the liability for such Income Taxes is required to be filed (or, if later, is actually filed).  If, in the second preceding sentence, the amount of (y) exceeds (x), Buyer shall pay or cause the Company or the appropriate Subsidiary to pay to Seller the amount of such excess within 30 days after the Tax Return with respect to the liability for such Income Taxes is required to be filed.  The payments to be made pursuant to this paragraph by Seller or Buyer with respect to any Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Income Taxes for such Straddle Period.

(b)           Other Indemnification by Seller.  Seller shall indemnify Buyer and its affiliates (including the Company and the Subsidiaries) against any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f)) suffered or incurred by any such indemnified party (other than those relating to Income Taxes covered by Section 11(a) or resulting from a breach of any representation or warranty relating to Income Taxes set forth in Section 4(h)) as a result of:

(i)            any breach of any representation or warranty of Seller contained in this Agreement (other than those set forth in Section 4(h) relating to Income Taxes) or any certificate signed by Seller and delivered pursuant hereto;

(ii)           any breach of any covenant or agreement of Seller contained in this Agreement;

(iii)          any liability for Taxes of the Company or the Subsidiaries for the Pre-Closing Tax Period excluding the Closing Date (except to the extent such liability has been included in the final determination of Closing Net Working Capital and taken into account in the calculation of Adjusted Purchase Price); and

(iv)          any claim, action, lawsuit or proceeding that, before the Closing Date, was pending against the Company or any of the Subsidiaries before any court or governmental agency, including pending litigation set forth in the Disclosure Schedule;

provided, however, that (A) Seller shall not have any liability under Section 11(b)(i) arising from a breach of any representation or warranty (except for breaches of Section 4(a), Section 4(c), the first two sentences of Section 4(d) or Section 4(e)) or under Section 11(b)(iii) unless the aggregate of all losses, liabilities, claims, damages, and expenses for which Seller would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to 1% of the Adjusted Purchase Price, and then only to the extent of any such excess, (B) Seller shall not have any liability under Section 11(b)(i) (except for breaches of Section 4(a), Section 4(c), the first two sentences of Section 4(d) or Section 4(e)) to the extent the aggregate of all losses, liabilities, claims, damages, and expenses for which Seller would, but for the provisions of this clause (B), be liable exceeds on a cumulative basis an amount equal to 10% of the Adjusted Purchase Price, and (C) Seller shall not have any liability for any loss, liability, claim, damage, or expense to the extent such loss, liability, claim, damage, or expense has been included in the final determination of Closing Net Working Capital.

Except as provided in Section 26, Buyer’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including claims for breaches of representations, warranties, covenants and agreements contained in this Agreement) shall be under the indemnification provisions set forth in this Section 11; provided, that nothing contained herein shall be construed as limiting or impairing the rights and remedies that Buyer may have to bring actions or claims based on fraud under federal, state or other applicable law.  In furtherance of the foregoing, Buyer hereby waives, to the fullest extent permitted under applicable law, all rights, claims, and causes of action any of Buyer, the Company or the Subsidiaries may have against Seller or under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or arising under or based upon common law or otherwise, except to the extent provided with respect to Seller in Section 11(a) and this Section 11(b).

In the case of any Straddle Period relating to Taxes other than Income Taxes, the taxes of the Company and the Subsidiaries for the Pre-Closing Tax Period excluding the Closing Date (which are subject to indemnification to the extent set forth in this Section 11(b)) shall be equal to the amount of such Taxes payable for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period up to and including the day preceding the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, that if any property, asset or other right of the Company or any of the Subsidiaries is sold or otherwise transferred prior to the Closing Date, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre–Closing Tax Period.  Notwithstanding the foregoing, any transaction or event (i) that occurs on the Closing Date and that is contemplated by this Agreement or (ii) that occurs at Seller’s direction at or prior to the Closing and that is not in the ordinary course of business of the Company or the applicable Subsidiary shall be deemed to occur in the Pre-Closing Tax Period.

(c)           Other Indemnification by Buyer.  Buyer shall, and after the Closing shall cause the Company and each Subsidiary to, indemnify Seller and its affiliates against any loss, liability, claim, damage, or expense (including reasonable legal fees and expenses, except as otherwise provided in Section 11(f)) suffered or incurred by any such indemnified party (other than any relating to Income Taxes covered by Section 11(a)) as a result of:

(i)            any breach of any representation or warranty of Buyer contained in this Agreement or any certificate signed by Buyer and delivered pursuant hereto;

(ii)           any breach of any covenant or agreement of Buyer contained in this Agreement or the Confidentiality Agreement;

(iii)          any claims which are brought against Seller or any of its affiliates in respect of products sold or distributed or services offered by the Company or the Subsidiaries after the Closing under or in connection with any of the current corporate names of the Company or any of the Subsidiaries (other than BBI) or any of the Licensed Marks or Non-Use Properties (except to the extent indemnification by Seller is required under Section 11(a) or 11(b) and has not terminated under Section 11(e));

(iv)          any claim, action, lawsuit, proceeding, or investigation relating solely to the business or operations of the Company or the Subsidiaries, whether arising before, at, or after the Closing (except to the extent indemnification by Seller is required under Section 11(a) or 11(b) and has not terminated under Section 11(e));

(v)           any obligation or liability to the extent included in the final determination of Closing Net Working Capital and taken into account in the calculation of the Adjusted Purchase Price and any obligation or liability of Seller or any affiliate of Seller, other than the Company or the Subsidiaries, to pay or perform, or provide security for, any such obligation or liability, or to reimburse any party for payments under a letter of credit or other credit enhancement backing such obligation or liability of any of the Company or the Subsidiaries under any guaranty, obligation, or security agreement to assure performance given or made by Seller or any such affiliate or any reimbursement agreement; and

(vi)          any liability for Taxes of the Company or the Subsidiaries for the Closing Date and periods thereafter (other than Taxes of the Company or the Subsidiaries for which indemnification by Seller has been expressly provided under Section 11(a) or 11(b));

provided, however, that (A) Buyer shall not have any liability under Section 11(c)(i) arising from a breach of any representation or warranty (except for breaches of Section 6(a) or Section 6(e)) or under Section 11(c)(vi) unless the aggregate of all losses, liabilities, claims, damages and expenses for which Buyer would, but for this clause (A), be liable exceeds on a cumulative basis an amount equal to 1% of the Adjusted Purchase Price, and then only to the extent of any such excess, and (B) Buyer shall not have any liability under Section 11(c)(i) (except for breaches of Section 6(a) or Section 6(e)) to the extent the aggregate of all losses, liabilities, claims, damages and expenses for which Buyer would, but for the provisions of this clause (B), be liable exceeds on a cumulative basis on an amount equal to 10% of the Adjusted Purchase Price.

Except as provided in Section 26, Seller’s sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including claims for breaches of representations, warranties, covenants, and agreements contained in this Agreement) shall be under the indemnification provisions set forth in this Section 11; provided, that nothing contained herein shall be construed as limiting or impairing the rights and remedies that Seller may have to bring actions or claims based on fraud under federal, state or other applicable law.  In furtherance of the foregoing, Seller hereby waives, to the fullest extent permitted under applicable law, all rights, claims, and causes of action Seller may have against Buyer or under or based upon any federal, state, local, or foreign statute, law, ordinance, rule, or regulation or arising under or based upon common law or otherwise, except to the extent provided with respect to Buyer in Section 11(a) and this Section 11(c).  Following the Closing, the Company and each Subsidiary shall be jointly and severally liable for Buyer’s indemnification obligations pursuant to this Agreement, including pursuant to Section 11(a) and this Section 11(c).

(d)           Adjustments; Remedial Actions.  The amount of any loss, liability, claim, damage, or expense for which indemnification is provided under this Section 11 shall be net of any amounts recovered (regardless of time) or recoverable with diligent effort by the indemnified party under insurance policies, including title insurance policies, with respect to such loss, liability, claim, damage, or expense after giving effect to any impact of such loss, liability, claim, damage or expense on the indemnified party’s premiums and other costs of insurance (and the indemnifying party shall be deemed released from any liability hereunder to the extent of any such amounts so recovered or recoverable after giving such effect to such impact).  Any indemnity payment made pursuant to this Section 11 will be treated as an adjustment to the Adjusted Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870–AD or successor form) with respect to the indemnified party causes any such payment not to constitute an adjustment to the Adjusted Purchase Price for United States federal Income Tax purposes.

Notwithstanding anything to the contrary stated herein, if remedial action is required to correct a situation giving rise to any loss, liability, claim, damage, or expense for which a party is entitled to indemnification under this Section 11, then the indemnifying party shall not be obligated with respect to the costs and expenses of such remedial action, (i) in the case of any contamination or other condition at any Company Property the existence of which constitutes a breach of any representation or warranty in Section 4(r) or 4(s), to the extent such costs and expenses exceed those that would have been incurred had Buyer, the Company, or the Subsidiaries taken only such actions to remediate such contamination or other condition as are required under applicable law, and (ii) in all other cases, to the extent such costs and expenses exceed those that would have been incurred had the indemnified party taken only such actions to correct such situation that a person of ordinary prudence under like circumstances who was not entitled to indemnification for the costs and expenses of such remedial action would have reasonably taken.

(e)           Termination of Indemnification.  The obligation to indemnify a party (x) under Section 11(a), 11(b)(iii) or 11(c)(vi) shall terminate 60 days after the expiration of the applicable statute of limitations with respect to the Tax liability in question (giving effect to any waiver, mitigation, or extension thereof), (y) under Sections 11(b)(i) and 11(c)(i), shall terminate when the applicable representation or warranty terminates under Section 16, and (z) under the other clauses of Sections 11(b) and 11(c), shall not terminate; provided, however, that such obligation to indemnify shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice under Section 11(f), (g), or (h) to the party to be providing the indemnification.

(f)            Procedures Relating to Indemnification of Third Party Claims.  In order for a party to be entitled to any indemnification under this Agreement (other than under Section 11(a), 11(b)(iii) or 11(c)(vi)) involving a claim or demand made by any third party against the indemnified party (a “Third Party Claim”), the indemnified party shall notify the indemnifying party in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within five business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party.  Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within ten business days (in the case of a Third Party Claim with respect to which a complaint has been filed) or 20 business days (in the case of all other Third Party Claims) after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof.  If the indemnifying party assumes such defense, the indemnified party may, but need not, participate in the defense thereof and employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense.  If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party.  If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party of reasonable out–of–pocket expenses (but not compensation payments to or with respect to employees) of the indemnified party incurred in connection therewith.  Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to the Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, the Third Party Claim without the indemnifying party’s prior written consent, which shall not be unreasonably withheld.  All Tax Claims shall be governed by Section 11(g).

(g)           Procedures Relating to Indemnification of Tax Claims.  If a claim is made by any taxing authority, which, if successful, might result in an indemnity payment to Buyer or Seller under Section 11(a), 11(b)(iii) or 11(c)(vi), the indemnified party shall promptly notify the indemnifying party in writing of such claim (a “Tax Claim”).  If notice of a Tax Claim (“Tax Notice”) received by the indemnified party after the Closing Date is not given to the indemnifying party within a sufficient period of time to allow the indemnifying party to effectively contest such Tax Claim, the indemnifying party shall not be liable to the indemnified party to the extent that the indemnifying party’s position is actually prejudiced as a result thereof.

The indemnifying party shall control, at its sole expense, all proceedings, including selection of counsel reasonably satisfactory to the indemnified party, taken in connection with any Tax Claim (except to the extent the Tax Claim relates to Taxes of the Company or the Subsidiaries for a taxable period that includes (but does not end on) the Closing Date) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority with respect thereto and either pay the Tax claimed and sue for a refund where applicable law permits such refund suits or contest the Tax Claim in any permissible manner.  Notwithstanding the foregoing, Seller shall control, at its sole expense, all proceedings relating to the final Income Tax Returns including the Company and the Subsidiaries for periods ending on or before the Closing Date.  The indemnified party and the indemnifying party shall jointly control all proceedings taken in connection with any Tax Claim to the extent it relates to Taxes of any of the Company or the Subsidiaries for a taxable period that includes (but does not end on) the Closing Date.  Each of the indemnified party and the indemnifying party and their respective affiliates shall cooperate in contesting any Tax Claim (with reimbursement by the indemnifying party of reasonable out–of–pocket expenses (but not compensation payments to or with respect to employees) of any indemnified party incurred in connection therewith, except to the extent the Tax Claim relates to Taxes of any of the Company or the Subsidiaries for a taxable period that includes (but does not end on) the Closing Date), which cooperation shall include the retention and  the provision of records and information that are reasonably relevant to the Tax Claim, and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to the Tax Claim.

In no case shall the indemnified party or the indemnifying party or their respective affiliates admit any liability with respect to, or settle, compromise, or discharge, any Tax Claim without  prior written consent of the other party, which shall not be unreasonably withheld; provided, that Seller may admit liability with respect to, or settle, compromise or discharge any Tax Claim relating to Income Taxes of the Company or the Subsidiaries for the Pre-Closing Tax Period excluding the Closing Date without the consent of Buyer.

(h)           Procedure for Indemnification—Other Claims.  A claim for indemnification for any matter not involving a Third Party Claim or a Tax Claim may be asserted by notice to the party from whom indemnification is sought.

(i)            Form of Indemnification Payments.  All indemnification payments required to be made by either Seller or Buyer pursuant to this Section 11 shall be made in cash.

12.           Tax Matters.

(a)           For any Straddle Period, Buyer shall timely prepare and file, or cause the Company or a Subsidiary to timely prepare and file, with the appropriate authorities all Tax Returns required to be filed, and will pay, or cause the Company or Subsidiary to pay, all Taxes due with respect to those Tax Returns, subject to Seller’s obligations, if any, with respect to such Taxes under Section 11.  For any taxable period of the Company or the Subsidiaries that ends on or before the Closing Date (including the final taxable year of the Company for United States federal Income Tax purposes as members of Seller’s affiliated group), Seller shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed, and will pay all Taxes due with respect to such Tax Returns, subject to Buyer’s obligations, if any, with respect to such Taxes under Section 11.  Buyer and Seller agree to cause all Tax Returns for any Straddle Period to be filed on the basis that the relevant taxable period ended on the Closing Date and on a basis consistent with prior filings by Seller, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

(b)           Each of Seller, Buyer, the Company, and the Subsidiaries shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors, and other representatives to reasonably cooperate, in preparing and filing all Tax Returns relating to Taxes of the Company or the Subsidiaries, including maintaining and making available to each other all records necessary in connection with such Taxes and in resolving all disputes and audits with respect to all taxable periods relating to such Taxes.  Each of Buyer and Seller recognizes that the other party and its affiliates will need access from time to time after the Closing to certain accounting and Tax records and information held by such party and its affiliates to the extent such records and information pertain to events occurring on or before the Closing Date.  Therefore, each of Buyer and Seller shall, and Buyer shall cause each of the Company and the Subsidiaries to (i) subject to Buyer’s further obligations under Section 7(c), properly retain and maintain such records and information in accordance with the past custom and practice of such corporation until such time as the other party agrees that such retention and maintenance is no longer necessary, which agreement shall not be unreasonably withheld, and (ii) subject to Seller’s obligations under Section 5(c) and Buyer’s obligations under the Confidentiality Agreement, allow the other party, its affiliates and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records and information as such other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party’s expense.

(c)           Any refunds or credits of Taxes of the Company or the Subsidiaries for any taxable period ending on or before the Closing Date not shown as a receivable on the Financial Statements or included as a receivable in Closing Net Working Capital shall be for the account of Seller (except for refunds relating to taxes paid by the Company or the Subsidiaries with respect to the Closing Date).  Any refunds or credits of Taxes of the Company or the Subsidiaries for any taxable period beginning on (except for refunds relating to Taxes resulting from the Section 338(h)(10) Election, or comparable elections with respect to other jurisdictions, required by Section 12(g) of this Agreement) or after the Closing Date shall be for the account of Buyer.  Any refunds or credits of Taxes of any of the Company or the Subsidiaries for any Straddle Period shall be equitably apportioned between Seller and Buyer (based on each party’s respective indemnification obligations with respect to such Taxes).  Buyer shall, if Seller so requests and at Seller’s expense, cause the Company or the Subsidiaries to file for and obtain any refunds or credits to which Seller is entitled under this Section 12(c).  Buyer shall permit Seller to control the prosecution of any such refund claim (other than any such claim for refund of Taxes for any Straddle Period, which shall be controlled jointly by Buyer and Seller) and, where deemed appropriate by Seller, shall cause the applicable Company or Subsidiaries to authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Company or the Subsidiaries with respect to such refund claim.  Buyer shall cause the Company or the Subsidiaries to forward to Seller any refund to which Seller is entitled under this Section 12(c) within ten days after such refund is received (or reimburse Seller for any credit to which Seller is entitled under this Section 12(c) within ten days after such credit is allowed or applied against other Tax liability).  Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section 12(c) as an adjustment to the Adjusted Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to Buyer or any of its affiliates causes such payment not to be treated as an adjustment to the Adjusted Purchase Price for federal Income Tax purposes.  Buyer agrees that the Company and the Subsidiaries may not, and Buyer shall not permit the Company or any of the Subsidiaries to, carry back any item of loss, deduction, or credit that arises in any taxable period beginning on or after the Closing Date into any taxable period ending before the Closing Date.

(d)           Seller shall be responsible for filing any amended consolidated, combined, or unitary Income Tax Returns for taxable years ending on or before the Closing Date (and, subject to Buyer’s obligations under Section 11(a), to pay any amount of Income Tax due that is shown thereon) that are required as a result of examination adjustments made by the Internal Revenue Service or by the applicable state, local, or foreign taxing authorities for such taxable years as finally determined.  For those jurisdictions in which separate Income Tax Returns are filed by any of the Company or the Subsidiaries, any required amended Income Tax Returns resulting from such examination adjustments, as finally determined, shall be prepared by Seller and furnished to the Company or the Subsidiaries for approval (which shall not be unreasonably withheld), signature and filing at least ten days before the due date for filing such amended Income Tax Returns.

(e)           Notwithstanding any other provision of this Agreement, all transfer, documentary, sales, use, gross receipts, registration, document or stamp, and other such Taxes (other than such a Tax attributable to the Section 338(h)(10) Election (as defined herein) or any action taken by Seller under Section 8(g) or other pre-Closing transactions related to this Agreement), if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer and the parties shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax laws.

(f)            Seller shall cause each of the Company and the Subsidiaries to be released before the Closing from the provisions of any Tax sharing agreement to which any of the Company or the Subsidiaries is a party or by which any of them is bound.  Seller shall revoke before the Closing any Form 8821 Tax Information Authorization or comparable authorization in effect for the Company and the Subsidiaries in favor of any employee of Seller or Seller’s affiliates (other than the Company and the Subsidiaries).

(g)           Buyer and Seller shall take all actions necessary to effect a timely and irrevocable election under Section 338(h)(10) of the Code (a “Section 338(h)(10) Election”) (and any comparable elections under state or local Tax law) with respect to the Company, including the filing of Internal Revenue Service Form 8023.  The Section 338(h)(10) Election shall properly reflect the Allocation (as hereinafter defined).  Within 150 days of the Closing Date, Buyer shall prepare an allocation (the “Allocation”) consistent with the provisions of Section 1060 of the Code and the regulations thereunder.  Buyer shall promptly furnish Seller with the Allocation and the parties shall complete Form 8023 consistent with the Allocation.  Seller and Buyer agree to act in accordance with the Allocation in the preparation and filing of any Tax Returns, upon examination of any Tax Returns, in any refund claims, or in any other controversy respecting Tax Returns.  Buyer and its affiliates agree that in the two–year period following the Closing Date they will take no action by way of merger, liquidation, sale of assets, or other transaction involving the Company, the Subsidiaries, or any other entity that will result in an invalid Section 338(h)(10) Election.

13.           Assignment.  This Agreement and the rights hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other; provided, that Buyer may assign any or all of its rights and obligations under this Agreement to any of its subsidiaries, to any financial institution providing financing to Buyer or (after the Closing) to the Company or the Subsidiaries from time to time as collateral security for such financing or to any post-Closing purchaser of all of the issued and outstanding capital stock of the Company and the Subsidiaries or substantially all of their respective assets and properties; provided, further, that in any such event, Buyer shall remain fully liable for the fulfillment of all of its obligations hereunder.

14.           No Third–Party Beneficiaries.  Except as expressly provided in Section 11 and 12 with respect to affiliates of Buyer and Seller, and with respect to affiliates of Seller that own

Licensed Marks, this Agreement is for the sole benefit of the parties and their successors, and nothing herein expressed or implied shall give to any person, other than the parties and such successors, any legal or equitable rights hereunder.

15.           Termination.

(a)           Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing:

(i)            by mutual written consent of Seller and Buyer;

(ii)           by Seller if any of the conditions set forth in Section 3(b) shall have become incapable of fulfillment, and shall not have been waived in writing by Seller;

(iii)          by Buyer if any of the conditions set forth in Section 3(a) shall have become incapable of fulfillment, and shall not have been waived in writing by Buyer; or

(iv)          by either party hereto, if the Closing does not occur on or before September 30, 2002 other than by reason of the failure of the Arbitrator to render its decisions regarding disputes as to Closing Net Working Capital pursuant to Section 2(b)(ii) hereof;

provided, however, that the failure to satisfy the conditions set forth in clause (ii) or (iii) or to consummate the transactions contemplated by this Agreement on or before September 30, 2002 did not result from the breach in any material respect by the party seeking termination under clause (ii), (iii), or (iv) above of any of its representations, warranties, covenants, or agreements.

(b)           Anything contained herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time before the Closing by Seller, if the Seller Board has provided written notice to Buyer that Seller intends to enter into a binding written agreement for a Superior Proposal; provided, however, that (i) Seller shall have complied with Section 5(i); (ii) Seller shall have notified Buyer in writing that Seller intends to enter into a binding agreement with respect to such Superior Proposal subject to clause (iii) below and attached the most current written version of such Superior Proposal to such notice; and (iii) Buyer does not make, within five days after receipt of Seller’s written notice pursuant to clause (ii) above, an offer (which offer shall be binding on Buyer and subject only to acceptance by Seller) that the Seller Board shall have reasonably concluded in good faith (following consultation with Seller’s financial and legal advisors) is at least as favorable to Seller as such Superior Proposal.

(c)           In the event of termination by Seller or Buyer under this Section 15, written notice thereof shall immediately be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party.  If the transactions contemplated by this Agreement are so terminated, then:

(i)            Buyer shall return to Seller all documents and other material received from or on behalf of any of Seller, the Company, the Subsidiaries or

Seller’s other affiliates relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof; and

(ii)           all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect in accordance with the terms thereof notwithstanding the termination of this Agreement.

(d)           If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 15, this Agreement shall become void, except for the provisions of (i) Section 7(a) relating to the obligation of Buyer to keep confidential certain information and data obtained by it from Seller, (ii) Section 17 relating to certain expenses, (iii) Section 8(d) relating to publicity, (iv) Sections 4(x), 6(f) and 23 relating to finder’s fees and broker’s fees and a fairness opinion, and (v) this Section 15.  Nothing in this Section 15 shall be deemed to release either party from liability for any willful and material breach by the party of the terms and provisions of this Agreement, but, in the event of termination, all other liabilities otherwise arising under this Agreement shall be released.

(e)           Seller shall pay Buyer a termination fee equal to $5,400,000 (the “Termination Fee”) if this Agreement is terminated pursuant to Section 15(b).  The Termination Fee shall be paid within five business days after the conditions requiring the payment thereof first occur.  In no event shall more than one Termination Fee be payable under this Section 15(e), and in no event shall a Termination Fee be payable under this Section 15(e) if Seller shall have terminated this Agreement other than pursuant to Section 15(b).  If Buyer shall prevail in an action to enforce its rights under this Section 15(e) brought after a breach of this Section 15(e) by Seller, Seller shall reimburse Buyer for its reasonable attorneys’ fees and expenses incurred in connection with such action and shall pay Buyer interest on the Termination Fee from the date the Termination Fee becomes payable to the date of payment at the publicly announced prime rate of Citibank, N.A, in effect on the date the Termination Fee became payable.

16.           Survival of Representations and Covenants.  Except as provided in this Section 16, the representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall survive the Closing solely for purposes of Section 11 of this Agreement until the close of business 18 months following the Closing Date, whereupon such representations and warranties shall terminate.  The representations and warranties in Section 4(h) shall survive for so long as the Tax indemnification is available under Section 11(a), 11(b)(iii) or 11(c)(vi).  The representations and warranties in Section 4(a), Section 4(c), the first two sentences of Section 4(d), Section 4(e), Section 4(p), Section 4(x) and Sections 6(a), 6(c), and 6(f) shall terminate upon expiration of the applicable statute of limitations and the representations and warranties in Section 4(s) shall terminate at the close of business on the five-year anniversary of the Closing Date.  With respect to the covenants contained in this Agreement, solely for purposes of Section 11 of this Agreement, (i) each covenant contained in this Agreement that is to be performed (x) in whole on or prior to the Closing Date shall survive the Closing until the close of business two years following the Closing Date, and (y) in whole or in part subsequent to the Closing Date and that by its terms terminates on a specified date subsequent to the Closing Date shall survive the Closing until the close of business two years following the date on which such obligation expires, and (ii) each covenant contained in this Agreement other than those referred to in clause (i) above shall survive indefinitely.  Notwithstanding the foregoing, each representation, warranty or covenant for which a party shall have delivered an indemnification notice under Section 11(f) or 11(h) before the expiration of the applicable survival period relating to such representation, warranty or covenant shall not terminate with respect to the subject matter of such indemnification notice solely for purposes of Section 11 of this Agreement.

17.           Expenses.  Whether or not the transactions contemplated hereby are consummated, and except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

18.           Amendments and Waiver.  No amendment to this Agreement shall be effective unless it is in writing and signed by both parties.  No waiver by either party of any term or condition of the Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

19.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, or sent by facsimile, or sent, postage prepaid, by United States registered, certified or express mail, or by reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by mail, three business days after mailing (two business days in the case of express mail), or if sent by overnight courier service, one business day after delivery to such service, as follows:

(i)            if to Buyer, to

Wellspring Distribution Corp.

c/o Wellspring Capital Management, LLC
620 Fifth Avenue South
Suite 216

New York, New York  10020-1579

Attention:  William F. Dawson, Jr.
Facsimile No.:  (212) 332-7575

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, New York  10178
Attention:  David W. Pollak, Esq.
Facsimile No.:  (212) 309-6273

(ii)           if to Seller, to

International Multifoods Corporation
110 Cheshire Lane

Suite 300

Minnetonka, Minnesota  55305-1060

Attention:  General Counsel
Facsimile No.:  (952) 594-3367

with a copy to:

Faegre & Benson LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402-3901

Attention:  David M. Vander Haar, Esq.
Facsimile No.:  (612) 766-1600

Any party may change the address to which notices and other communications are to be delivered or sent by giving the other party notice in the manner set forth above.

20.           Interpretation.  In this Agreement, the Disclosure Schedule, and any exhibits attached hereto:

(a)           words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)           “including” means “including without limitation”;

(c)           “affiliate” has the meaning set forth in Rule 12b–2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended;

(d)           “business day” means any day other than a Saturday, Sunday, or a day that is a statutory holiday under the laws of the United States or the State of Minnesota;

(e)           “person” means an individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government, or governmental department or agency;

(f)            the use of headings is for convenience of reference only and shall not affect the meaning or interpretation of this Agreement, the Disclosure Schedule, or any exhibits attached hereto;

(g)           all monetary amounts are expressed in United States dollars, unless expressly stated otherwise;

(h)           “knowledge” as to a party means the actual knowledge of any officer of the party and with respect to Seller, shall also include the actual knowledge of any president or any vice-president who reports directly to the president of the Company or any of the Subsidiaries; and

(i)            “domestic” or “federal” means relating to the United States of America, and “foreign” means relating to any jurisdiction other than the United States of America or any subdivision thereof.

21.           Counterparts.  This Agreement may be executed by facsimile and in one or more counterparts, all of which shall be considered one and the same agreement.

22.           Entire Agreement.  This Agreement (including the Disclosure Schedule and the exhibits attached hereto) and the Confidentiality Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to that subject matter.

23.           Fairness Opinion. The parties acknowledge that Seller’s Banker has rendered its opinion as to the fairness to Seller, from a financial point of view, of the transactions contemplated hereby, and that Seller shall be responsible for payment of any fee related thereto.

24.           Severability.  If any provision of this Agreement is held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

25.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts-of-law principles.

26.           Equitable Remedies.  The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled, to the fullest extent permitted by law, to an injunction restraining such breach, violation, or default or threatened breach, violation, or default and to any other equitable relief, including specific performance, without bond or other security being required.

27.           Disclosure Schedule.  The Disclosure Schedule has been arranged in a manner that corresponds to the Sections of this Agreement; provided, that a disclosure made in any section of the Disclosure Schedule that is sufficient to reasonably inform Buyer of information required to be disclosed in another section of the Disclosure Schedule to avoid a misrepresentation under a Section of this Agreement shall be deemed, for all purposes of this Agreement, to have been made under such other section of the Disclosure Schedule.  However, the mere listing in the Disclosure Schedule of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty has to do with the existence of the document or other item itself or the mere listing of the document or item in the Disclosure Schedule otherwise reasonably informs Buyer of an exception to the representation or warranty).  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.  Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

INTERNATIONAL MULTIFOODS CORPORATION

By:	/s/ Gary E. Costley
Name:	Gary E. Costley
Title:	Chairman of the Board and Chief Executive Officer

WELLSPRING DISTRIBUTION CORP.

By:	/s/ William F. Dawson, Jr.
Name:	William F. Dawson, Jr.
Title:	President

Index of Exhibits

Exhibit A	Title Commitments
Exhibit B	Form of Opinion of Seller’s General Counsel
Exhibit C	Form of Opinion of Seller’s Outside Counsel
Exhibit D	Form of Transition Services Agreement

Index of Schedules

Section 4(b)	No Conflicts
Section 4(c)	The Shares
Section 4(d)	Organization and Standing of the Company and the Subsidiaries
Section 4(e)	Capital Stock of the Company and the Subsidiaries
Section 4(f)	Equity Interests
Section 4(g)	Financial Statements
Section 4(h)	Taxes
Section 4(i)	Title to Tangible Personal Property
Section 4(j)	Title to Real Property
Section 4(k)	Condition of Assets; Affiliate Transactions
Section 4(l)	Intellectual Property
Section 4(m)	Contracts
Section 4(n)	Litigation; Decrees
Section 4(o)	Insurance
Section 4(p)	Employee Benefits
Section 4(q)	Absence of Changes or Events
Section 4(r)	Compliance with Laws
Section 4(s)	Environmental Matters
Section 4(t)	Employee and Labor Relations
Section 4(u)	Accounts
Section 4(w)	Inventory
Section 4(y)	Accounts Receivable
Section 9(h)	Retention/Severance Agreements
Section 9(j)	Employee Termination